UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Amendment No. 1

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

American Restaurant Concepts, Inc.
(Name of small business issuer in our charter)

Florida	7221	59-3649554
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	IRS I.D.

14476 Duval Place West, Suite 103
Jacksonville, FL	32218

Registrant’s telephone number:  904 741-5500

Debra Hill
Hill & Chevalier
8834 Goodbys Executive Drive
Jacksonville, FL 32217
904.346.0140

 (Name, address and telephone number of agent for service)

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company.

Large accelerated filer ☐	Accelerated Filer ☐

Non-accelerated filer ☐	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee [1] [2]
Common Stock offered by the Selling Stockholders [3]	955,667	$.25	$238,916.75	$13.34

(1) Estimated in accordance with Rule 457(c) of the Securities Act of 1933 solely for the purpose of computing the amount of the registration fee based on recent prices of private transactions.

(2) Calculated under Section 6(b) of the Securities Act of 1933 as .00005580 of the aggregate offering price.

(3) Represents shares of the registrant’s common stock being registered for resale that have been issued or will be issued to the selling shareholders named in this registration statement.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay our effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a) may determine.

PROSPECTUS

AMERICAN RESTAURANT CONCEPTS, INC.
955,667 Shares of Common Stock

Selling shareholders are offering up to 955,667 shares of common stock.  The selling shareholders will offer their shares at $.25 per share until our shares are quoted on the OTC Bulletin Board and, assuming we secure this qualification, thereafter at prevailing market prices or privately negotiated prices.    We will not receive proceeds from the sale of shares from the selling shareholders.

There are no underwriting commissions involved in this offering.  We have agreed to pay all the costs of this offering. Selling shareholders will pay no offering expenses.

Prior to this offering, there has been no market for our securities. Our common stock is not now listed on any national securities exchange, the NASDAQ stock market, or the OTC Bulletin Board.  There is no guarantee that our securities will ever trade on the OTC Bulletin Board or other exchange.

This offering is highly speculative and these securities involve a high degree of risk and should be considered only by persons who can afford the loss of their entire investment.  See “Risk Factors” beginning on page 8.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is _________________ , 2009.

TABLE OF CONTENTS

SUMMARY INFORMATION AND RISK FACTORS	4
USE OF PROCEEDS	19
DETERMINATION OF OFFERING PRICE	20
DILUTION	21
SELLING SHAREHOLDERS	21
PLAN OF DISTRIBUTION	23
LEGAL PROCEEDINGS	25
EXPERTS	25
DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES LIABILITIES	25
DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS, AND CONTROL PERSONS	26
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	27
DESCRIPTION OF SECURITIES	28
DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES LIABILITIES	29
DESCRIPTION OF BUSINESS	29
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	39
DESCRIPTION OF PROPERTY	42
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	42
MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS	43
EXECUTIVE COMPENSATION	45
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE	48
FINANCIAL STATEMENTS	F-1

SUMMARY INFORMATION AND RISK FACTORS

You should carefully read all information in the prospectus, including the financial statements and their explanatory notes, under the Financial Statements prior to making an investment decision.

Organization

American Restaurant Concepts, Inc., a Florida corporation, was incorporated in April 2000.

Our executive office address is:
14476 Duval Place West, Suite 103
Jacksonville, FL  32218
Our telephone number is 904 741-5500

Our web site is located at www.dickswingsandgrill.com.  Information contained on our website is not part of this Prospectus.

Business

American Restaurant Concepts currently franchises Dick’s Wings restaurants, using the Dick’s Wings product line. Dick’s Wings Express is a limited service restaurant, concentrating on take out orders.  Dick’s Wings & Grill is a full service restaurant.

We offer two types of franchise opportunities:

•
Area Development Agreements, also called Master License Agreements, which grant the right to open a specified number of Dick’s Wings restaurants (either Dick’s Wings & Grille, Dick’s Wings Express or both) within an exclusive development area in accordance with a specified development schedule.

•
The Dick’s Wings Franchise offers qualified purchasers the right to establish and operate, from a single location within a specified territory, a racing theme restaurant under the Dick’s Wings marks and system.

We currently have one Area Development Agreements for the following territories:  Exclusive in Florida and non-Exclusive in the rest of the U.S.  We granted Master Licensee the  to license Franchisees within a defined area, referred to as “Master License Area” defined as:

•	A non-exclusive right to solicit and service franchisees on behalf of us in all of the United States
•	So long as Master Licensee is in good standings under the Agreement, Master Licensee have the exclusive right to solicit and service franchisees on behalf of us in the state of Florida

Master Licensee paid a master license fee in the sum of $400,000, which is payable upon signing of the Agreement.  The term of the Agreement is ten years.  The agreement has a required development schedule during the term requiring a minimum of 3 store openings in 2009 and 5 store openings in all years thereafter.

We received an initial license fee and will receive on-going royalty fees.  The Agreement provides for non-competition while the Agreement is in effect and in the event of a termination of the Agreement, for a period of five years after termination.  The Agreement requires that the Master Licensee and its franchisees comply with operating procedures specified by us.  The percentage of revenues recognized by us from this agreement is set forth in the table below.

We currently have 19 Franchises located in Florida and 3 Franchisees located in Georgia.
Dick’s Wings is the fictitious name used by American Restaurants Concepts, Inc.  Moose River Management, Inc., owned by Michael Rosenberger, our President, was incorporated in January 2007  and is the owner of the US registered trademarks “Dick’s Wings,”  “Dick’s Wings & Grille and design” and “Dick’s Wings Express and design” and the state trademark “Dick’s Wings and Design.”   The use of these marks was licensed to us in perpetuity by Moose River Management, Inc. in 2007, as amended and restated in 2009.

For fiscal year ended December 31, 2008 and for the first nine months of fiscal year 2009, we generated the following percentages of revenues from each of these categories:

	First nine months of fiscal year 2009		Fiscal year 2008
	Revenues	Percentage of Total Revenues	Revenues	Percentage of Total Revenues
Master License Agreement	$60,000	12.7%	-	-
Franchise Agreements	$37,787	8.0%	$103,740	14.6%
Fees related to franchisee operations	$374,813	79.3%	$608,721	85.4%
TOTAL	$472,600	100%	$712,461	100%

Dick’s Wings is the fictitious name used by American Restaurant Concepts. Moose River Management, Inc., and affiliate of American Restaurant Concepts owned by Michael Rosenberger, our president, was incorporated in January 2007 and is the owner of the trademarks “Dick’s Wings,”  “Dick’s Wings & Grille” and “Dick’s Wings Express.”   Moose River Management licenses the following to us:

•
Non-exclusive license to reproduce the Trademark on or in association with the Licensed Products, for the use of franchising, as well as on packaging, promotional and advertising material associated herewith.

•	The right to sublicense the Trademarks to any franchisee for use in the franchised locations.
•	Although our right is non-exclusive so long as the agreement is in effect, Moose River agrees not to grant any other party a license to use the Trademarks.
•	The agreement includes any trademarks that Moose River Management, Inc. applies for and registers during the duration of this Agreement.

The agreements is for a term of fifty years commencing June 2007. We have the right to renew the Agreement for a one additional fifty year term.  As consideration for the Agreement, we paid Moose River $100.  Moose River Management engages in no business other than the license to us.  Mr. Rosenberger, as sole officer and owner of Moose River Management, does not devote any time to the business of Moose River Management as none of his time is required due to the limited nature of the business of Moose River Management.

Dick’s Wings Concept

The Dick’s Wings concept features made to order menu items, including buffalo style chicken wings covered in one of our fourteen signature sauces. In addition to fresh chicken wings, the Dick’s Wings menu features specialty hamburgers and sandwiches, buffalito soft tacos, finger foods and salads. The fourteen Dick’s Wings sauces from the mildest, teriyaki to the hottest blazing, are designed to compliment many of the Dick’s Wings menu items, allowing guests to customize their meal by adding a signature sauce. Our Dick’s Wings Restaurants feature a full bar, including approximately twenty domestic and imported beers on tap, a broad selection of bottled beer, wine and liquor. We also provide an array of value added entertainment with trivia games, 35-40 televisions, 7-10 big screen projection televisions, video games and a family friendly dining area. Our Dick’s Wings Restaurants feature a flexible service model that allows entering guests to order at the counter for dine in or take out service or order at the table from our servers.

The Offering

As of the date of this prospectus, we had 34,885,668 shares of common stock outstanding.

Selling shareholders are offering up to 955,667 shares of common stock shares of common stock.  The selling shareholders will offer their shares at $.25 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices.  We will pay all expenses of registering the securities, estimated at approximately $100,000. We will not receive any proceeds of the sale of these securities.

To be quoted on the OTC Bulletin Board, a market maker must file an application on our behalf in order to make a market for our common stock.  The current absence of a public market for our common stock may make it more difficult for you to sell shares of our common stock that you own.

Financial Summary

Because this is only a financial summary, it does not contain all the financial information that may be important to you. Therefore, you should carefully read all the information in this prospectus, including the financial statements and their explanatory notes before making an investment decision.

Statements of Operations Data
	AMERICAN RESTAURANT CONCEPTS, INC.
	Nine Months Ended		Years ended
	September 27,	September 28,	December 29,	December 30,
	2009	2008	2008	2007
	(Unaudited)

Revenue	$472,600	$570,496	$712,461	$613,004

Net Income (loss)	$(215,037)	$305,511	$279,156	$234,499

Net Income (loss) per share	$(0.01)	$0.01	$0.01	$0.01

Weighted average number of common shares outstanding - basic and fully diluted	34,000,000	34,000,000	34,000,000	34,000,000

Balance Sheet Data
	September 27,	December 29,
	2009	2008
	(Unaudited)

Cash	$163,119	$90,372

Working capital (deficit)	$(338,712)	$(288,718)

Total assets	$244,237	$272,380

Total current liabilities	$549,868	$422,365

Accumulated deficit	$(472,415)	$(163,069)

Total Stockholders' equity	$(305,631)	$(149,985)

Risk Factors

In addition to the other information provided in this prospectus, you should carefully consider the following risk factors in evaluating our business before purchasing any of our common stock.  All material risks are discussed in this section.

We are dependent on franchisees and their success.

All of restaurants are franchised.  Our performance depends upon:

•	our ability to attract and retain qualified franchisees,
•	the franchisees' ability to execute our concept and capitalize upon our brand recognition and marketing, and
•	franchisees' ability to timely develop restaurants.

We may not be able to recruit franchisees who have the business abilities or financial resources necessary to open restaurants on schedule, or who will conduct operations in a manner consistent with our concept and standards. Also, our franchisees may not be able to operate restaurants in a profitable manner.

Our  restaurants are franchised which presents a number of disadvantages and risks that may reduce our revenues.

Franchising restaurants presents a number of drawbacks, such as our limited control over franchisees and limited ability to facilitate changes in restaurant ownership. In addition, we are dependent on franchisees to open new restaurants as part of our growth strategy. Franchisees may not have access to the financial resources they need in order to open new restaurants due to the unavailability of credit or other factors beyond their control. Any significant inability to obtain necessary financing on acceptable terms, or at all, could slow our planned growth.

Franchisees are independent operators and have a significant amount of flexibility in running their operations, including the ability to set prices of our products in their restaurants. Their employees are not our employees. Although we can exercise control over our franchisees and their restaurant operations to a limited extent through our ability under the franchise agreements to mandate signage, equipment and standardized operating procedures and approve suppliers, distributors and products, the quality of franchise restaurant operations may be diminished by any number of factors beyond our control. Consequently, franchisees may not successfully operate restaurants in a  manner consistent with our standards and requirements, or may not hire and train qualified managers and other restaurant personnel. Although we ultimately can take action to terminate franchisees that do not comply with the standards contained in our franchise agreements, we may not be able to identify problems and take action quickly enough and, as a result, our image and reputation may suffer, and our franchise revenues could decline.

Increasing regulatory complexity surrounding our operations will continue to affect our operations and results of operations in material ways including reducing our revenues.

We are also subject to a Federal Trade Commission rule and to various state and foreign laws that govern the offer and sale of franchises. These laws regulate various aspects of the franchise relationship, including terminations and the refusal to renew franchises. The failure to comply with these laws and regulations in any jurisdiction or to obtain required government approvals could result in a ban or temporary suspension on future franchise sales, fines, other penalties or require us to make offers of rescission or restitution, any of which could adversely affect our business and operating results. We could also face lawsuits by our franchisees based upon alleged violations of these laws.

If we fail to comply with existing or future laws and regulations, we may be subject to governmental or judicial fines or sanctions. In addition, our and our franchisees’ capital expenditures could increase due to remediation measures that may be required if we are found to be noncompliant with any of these laws or regulations.

Our business may be affected by changes in consumer discretionary spending during this time of economic difficulties in the U.S. economy which could reduce our revenues or impair our financial condition.

We receive revenues in the form of royalties and fees from our franchisees. As a result, our operating results substantially depend upon our franchisees’ sales volumes, restaurant profitability, and financial viability. However, our franchisees are independent operators.  Our and our franchisees’ success depends to a significant extent on discretionary consumer spending, which is influenced by general economic conditions, consumer confidence and the availability of discretionary income. Changes in economic conditions affecting our guests such as those occurring in the U.S. currently could reduce traffic in some or all of our franchisees’ restaurants or limit their ability to raise prices, either of which could have a material adverse effect on their and our financial condition and results of operations.  As a result, our per share revenues have declined an average of 5% since the economic difficulties commenced in September 2008.

Accordingly, we may experience a decline in sales of franchises and our franchises may experience declines in sales during economic downturns, periods of prolonged elevated energy prices or due to severe weather conditions, health epidemics or pandemics, terrorist attacks or the prospect of such events (such as the potential spread of avian flu). Any material decline in the amount of discretionary spending could reduce our revenues or impair our financial condition.

Our ability to raise capital in the future may be limited, which could adversely impact our business and reduce our revenues.

Changes in our operating plans, acceleration of our expansion plans, lower than anticipated sales, increased expenses or other events, including those described in this section, may cause us to seek additional debt or equity financing. If our revenues were to be reduced due to any of the Risk Factors described in this section, we could need additional financing.  Such financing may not be available on acceptable terms, or at all, and our failure to raise capital when needed could negatively impact our growth and other plans as well as our financial condition and results of operations. Additional equity financing, if available may be dilutive to the holders of our common stock and may involve significant cash payment obligations and covenants and/or financial ratios that restrict our ability to operate and expand.

Insurance may not provide adequate levels of coverage against claims which could indirectly impact our revenues.

We currently maintain no insurance; however our Franchisees are required to carry insurance as specified in the Franchise Agreements and list us as an additional insured.  Under the Franchise Agreement, we may purchase insurance on their behalf if they fail to do so.  However, there are types of losses they may incur that cannot be insured against or that are not economically reasonable to insure against, such as losses due to natural disasters or terrorism. Such damages from loses may cause direct economic impact to us and our franchisees’ restaurants and thus indirectly impact our revenues.

We and our franchisees may be unable to compete effectively in the restaurant industry which could reduce our revenues.

The restaurant industry is intensely competitive. We believe we compete primarily with franchisors of regional and local sports bars, casual dining and quick casual establishments, and quick service wing-based take-out concepts. We believe our franchisees compete primarily with franchisees of regional and local sports bars, casual dining and quick casual establishments, and quick service wing-based take-out concepts. Many of our direct and indirect competitors are well-established national, regional or local chains with a greater market presence than us. Further, some competitors have substantially greater financial, marketing and other resources than us. In addition, independent owners of local or regional establishments may enter the wing-based restaurant business without significant barriers to entry and such establishments may provide price competition for our franchisees’ restaurants. Competition in the casual dining, quick casual and quick service segments of the restaurant industry is expected to remain intense with respect to price, service, location, concept and the type and quality of food. Our franchisees also face intense competition for real estate sites, qualified management personnel and hourly restaurant staff.

We may not be able to protect our trademarks, service marks or trade secrets and if we do not, our revenues could be reduced.

We place considerable value on our trademarks, service marks and trade secrets. We intend to actively enforce and defend our marks and if violations are identified, to take appropriate action to preserve and protect our goodwill in our marks. We attempt to protect our sauce recipes as trade secrets by, among other things, requiring confidentiality agreements with our sauce suppliers and executive officers. However, we cannot be sure that our franchisees will be able to successfully enforce our rights under our marks or prevent competitors from misappropriating our sauce recipes. We can also not be sure that:

•	our marks are valuable,
•	using our marks does not, or will not, violate others' marks,
•	the registrations of our marks would be upheld if challenged, or our franchisees
•	would not be prevented from using our marks in areas of the country where others might have already established rights to them.

Any of these uncertainties could have an adverse effect on us and our expansion strategy.

Expenses required to operate as a public company will reduce funds available to develop our business and could negatively affect our stock price and adversely affect our results of operations, cash flow and financial condition.

Operating as a public company is more expensive than operating as a private company.  For example, as a public company, we are and may be required to obtain outside assistance from legal, accounting, investor relations, or other professionals that could be more costly than planned. We may also be required to hire additional staff to comply with additional SEC reporting requirements and compliance under the Sarbanes-Oxley Act of 2002. Our failure to comply with reporting requirements and other provisions of securities laws could negatively affect our stock price and adversely affect our results of operations, cash flow and financial condition.

Because our ability to successfully implement our business plan depends upon the success of our franchised restaurants, difficulties experienced in opening or operating existing or new restaurants could hinder our ability to implement our business plan and thus reduce our revenues.

Our ability to successfully implement our business plan depends upon the success of our franchised restaurants.  Difficulties experienced in opening or operating existing or new restaurants could hinder our ability to implement our business plan.  We have described these risks under “Risk Factors Related to Our Franchisees’ Restaurants,” below.

Risk Factors Related to Our Franchisees’ Restaurants

We must identify and obtain a sufficient number of suitable new restaurant sites for us to sustain our revenue growth rate.

We require that all proposed restaurant sites meet our site-selection criteria. There may be errors made in selecting these criteria or applying these criteria to a particular site, or there may be an insignificant number of new restaurant sites meeting these criteria that would enable us to achieve our planned expansion in future periods. Our franchisees face significant competition from other restaurant companies and retailers for sites that meet our criteria and the supply of sites may be limited in some markets. Further, our franchisees may be precluded from acquiring an otherwise suitable site due to an exclusivity restriction held by another tenant. As a result of these factors, costs to obtain and lease sites may increase, or our franchisees may not be able to obtain certain sites due to unacceptable costs. Inability to obtain suitable restaurant sites at reasonable costs may reduce our growth rate.

Our franchising and our franchisees’ restaurants may not achieve market acceptance in the new geographic regions we enter which could reduce revenues we receive from franchisees.

Our expansion plans depend franchising and our franchisees’ opening restaurants in new markets where we or our franchisees have little or no operating experience. Our franchisees may not be successful in operating their restaurants in new markets on a profitable basis. The success of these new restaurants will be affected by the different competitive conditions, consumer tastes and discretionary spending patterns of the new markets as well as the ability to generate market awareness of the Dick’s Wings brand. Sales at restaurants opening in new markets may take longer to reach average annual restaurant sales, if at all, thereby affecting their and our profitability.

New restaurants added to our existing markets may take sales from existing restaurants which could reduce revenues we receive from franchisees.

Our franchisees intend to open new restaurants in our existing markets, which may reduce sales performance and guest visits for existing restaurants in those markets. In addition, new restaurants added in existing markets may not achieve sales and operating performance at the same level as established restaurants in the market.

Implementing our expansion strategy may strain our resources which could reduce our revenues.

Our expansion strategy may strain our management, financial and other resources. Our franchisees must attract and retain talented operating personnel to maintain the quality and service levels at our existing and future restaurants. Our franchisees must also continue to enhance our operational, financial and management systems. Our franchisees may not be able to effectively manage these or other aspects of our expansion. If our franchisees fail to do so, our business, financial condition, operating results and cash flows could suffer.

Restaurant quarterly operating results may fluctuate due to the timing of special events and other factors, including the recognition of impairment losses.

Our franchisee restaurants’ quarterly operating results depend, in part, on special events, such as the Super Bowl(R) and other popular sporting events, and thus are subject to fluctuations based on the dates for such events. Historically, sales in most of our franchisees’ restaurants have been higher during fall and winter months based on the relative popularity of national, regional and local sporting and other events. Further, our quarterly operating results may fluctuate significantly because of other factors, including:

o	Increases or decreases in same-store sales;

o	Fluctuations in food costs, particularly fresh chicken wings;

o	The timing of new restaurant openings, which may impact margins due to the related preopening costs and initially higher restaurant level operating expense ratios;

o	Labor availability and costs for hourly and management personnel;

o	Changes in competitive factors;

o	Disruption in supplies;

o	General economic conditions and consumer confidence;

o	Claims experience for self-insurance programs;

o	Increases or decreases in labor or other variable expenses;

o	The impact from natural disasters;

o	Fluctuations in interest rates; and

o	The timing and amount of asset impairment loss and restaurant closing charges.

As a result of the factors discussed above, our quarterly and annual operating results dependant upon franchisee revenues may fluctuate significantly. Accordingly, results for any one quarter are not necessarily indicative of results to be expected for any other quarter or for any year. These fluctuations may cause future operating results to fall below the expectations of securities analysts and investors. In that event, the price of our common stock would likely decrease.

Our franchisees are susceptible to adverse trends and economic conditions in Florida and Georgia which could reduce revenues we receive from franchisees.

As of June 30, 2009, all of our franchised restaurants are located in Florida and Georgia. As a result, our franchisees are susceptible to adverse trends and economic conditions in those  states. In addition, given our geographic concentration in the Southeast, negative publicity regarding any of restaurants could have a material effect on our business and operations throughout the region, as could other regional occurrences such as local strikes, new or revised laws or regulations, or disruptions in the supply of food products.

Changes in consumer preferences or discretionary consumer spending could harm our franchisees’ restaurants performance which could reduce revenues we receive from franchisees.

Our franchisees’ success depends, in part, upon the continued popularity of chicken wings, our other menu items, sports bars and casual dining restaurant styles. Our franchisees also depend on trends toward consumers eating away from home more often. Shifts in these consumer preferences could negatively affect our future profitability. Such shifts could be based on health concerns related to the cholesterol, carbohydrate or fat content of certain food items, including items featured on our menu. Negative publicity over the health aspects of such food items may adversely affect consumer demand for our menu items and could result in a decrease in guest traffic to our franchisees’ restaurants, which could materially harm our business. Smoking bans imposed by state or local laws could also adversely impact our franchisees’ restaurants' performance. In addition, our success depends to a significant extent on numerous factors affecting discretionary consumer spending, including economic conditions, disposable consumer income and consumer confidence. A decline in consumer spending or in economic conditions could reduce guest traffic or impose practical limits on pricing, either of which could harm our business, financial condition, operating results or cash flow.

Changes in public health concerns may impact our franchisees’ restaurants performance which could reduce revenues we receive from franchisees.
Changes in public health concerns may affect consumer preferences for our products. For example, if incidents of the avian flu occur in the United States, consumer preferences for poultry products may be negatively impacted, resulting in a decline in demand for our products. Similarly, public health concerns over smoking have seen a rise in smoking bans. Such smoking bans may adversely affect our operations to the extent that such bans are imposed in specific locations, rather than state-wide, or that exceptions to the ban are given to bars or other establishments, giving patrons the ability to choose nearby locations that have no such ban. Further, growing movements to lower legal blood alcohol levels may result in a decline in alcohol consumption at our stores or increase the number of dram shop claims made against us, either of which may negatively impact operations.  Under dram shop liability laws, a party injured by an intoxicated person can sue establishments contributing to that person’s intoxication, such as our franchisees.

A decline in visitors to any of the business districts near the locations of our franchisees’ restaurants could negatively affect our franchisees’ restaurant sales which could reduce revenues we receive from franchisees.

Some of our franchisees’ restaurants are located near high activity areas such as retail centers, big box shopping centers and entertainment centers. Our franchisees depend on high visitor rates at these businesses to attract guests to their restaurants. If visitors to these centers decline due to economic conditions, road construction, changes in consumer preferences or shopping patterns, changes in discretionary consumer spending or otherwise, our restaurant sales could decline significantly and adversely affect our results of operations.

Complaints or litigation may hurt our franchisees’ restaurants which could reduce revenues we receive from franchisees.

Occasionally, guests file complaints or lawsuits against our franchisees’ restaurants alleging that our franchisees are responsible for an illness or injury they suffered at or after a visit to our franchisees’ restaurants. Our franchisees are also subject to a variety of other claims arising in the ordinary course of business, including personal injury claims, contract claims, employment-related claims, claims by franchisees, and claims arising from an incident at a franchised restaurant. The restaurant industry has also been subject to a growing number of claims that the menus and actions of restaurant chains have led to the obesity of certain of their guests. In addition, our franchisees are subject to "dram shop" statutes. These statutes generally allow a person injured by an intoxicated person to recover damages from an establishment that wrongfully served alcoholic beverages to the intoxicated person. Recent litigation against restaurant chains has resulted in significant judgments and settlements under dram shop statutes. Regardless of whether any claims against us are valid or whether our franchisees are liable, claims may be expensive to defend and may divert time and money away from our operations and hurt our performance. A judgment significantly in excess of our insurance coverage or for which our franchisees do not have insurance coverage could materially affect our financial condition or results of operations. Further, adverse publicity resulting from these allegations may adversely affect us and our franchisees’ restaurants.

Natural disasters and other events could harm our franchisees’ restaurants’ performance which could reduce revenues we receive from franchisees.

A natural disaster, such as a hurricane, a serious and widespread disease, such as an avian flu pandemic, or other events, such as a serious terrorist attack, could have a material adverse effect on our franchisees’ restaurants’ performance.

Government regulations concerning restaurant operations may harm our franchisees’ restaurants’ operations which could reduce revenues we receive from franchisees.

The restaurant industry is subject to numerous federal, state and local governmental regulations, including those relating to the preparation and sale of food and alcoholic beverages, sanitation, public health, fire codes, zoning and building requirements. Termination of the liquor license for any restaurant would adversely affect the revenues of that restaurant and inability to obtain such licenses could adversely affect our expansion plans. Our franchisees’ restaurants are also subject to laws governing our relationships with employees, including benefit, wage and hour laws, and laws and regulations relating to workers' compensation insurance rates, unemployment and other taxes, working and safety conditions and citizenship or immigration status. In certain states our franchisees’ restaurants may be subject to "dram-shop" statutes, which generally provide that a person injured by an intoxicated person has the right to recover damages from an establishment that wrongfully served alcoholic beverages to the intoxicated person.  A judgment against them under a dram shop statute in excess of our insurance coverage, or any inability to continue to obtain insurance coverage at reasonable costs, could have a material adverse effect on them. Failure to comply with any of these regulations or increases in the minimum wage rate, employee benefit costs or other costs associated with employees, could adversely their operations.

An increase in the cost of food products could adversely affect our franchisees’ operating results which could reduce revenues we receive from franchisees.

If the cost of chicken wings or beef increases, cost of sales will increase and operating income could be reduced. Our restaurants’ primary food products are fresh chicken wings, chicken breast tenders and ground beef. Any material increase in the cost of fresh chicken wings or ground beef could adversely affect operating results. Cost of sales could be significantly affected by increases in the cost of fresh chicken wings and ground beef, which can result from a number of factors, including seasonality, increases in the cost of grain, disease and other factors that affect availability, and greater international demand for domestic chicken and beef products.

Risks Related to the Market for our Stock

Certain of our stockholders hold a significant percentage of our outstanding voting securities which could reduce the ability of minority shareholders to effect certain corporate actions.

Our officers, directors and 5% or more shareholders and their affiliates are the beneficial owners of approximately 98.2% of our outstanding voting securities.  As a result, they possess significant influence and can elect a majority of our board of directors and authorize or prevent proposed significant corporate transactions. Their ownership and control may also have the effect of delaying or preventing a future change in control, impeding a merger, consolidation, takeover or other business combination or discourage a potential acquirer from making a tender offer.

If our common stock is quoted on the OTC Bulletin Board which may have an unfavorable impact on our stock price and liquidity.

We anticipate that our common stock will be quoted on the OTC Bulletin Board. The OTC Bulletin Board is a significantly more limited market than the New York Stock Exchange or NASDAQ system. The quotation of our shares on the OTC Bulletin Board may result in a less liquid market available for existing and potential stockholders to trade shares of our common stock, could depress the trading price of our common stock and could have a long-term adverse impact on our ability to raise capital in the future.

We will be subject to penny stock regulations and restrictions and you may have difficulty selling shares of our common stock.

The SEC has adopted regulations which generally define so-called “penny stocks” to be an equity security that has a market price less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exemptions. If our common stock becomes a “penny stock”, we may become subject to Rule 15g-9 under the Exchange Act, or the “Penny Stock Rule”. This rule imposes additional sales practice requirements on broker-dealers that sell such securities to persons other than established customers. For transactions covered by Rule 15g-9, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser’s written consent to the transaction prior to sale. As a result, this rule may affect the ability of broker-dealers to sell our securities and may affect the ability of purchasers to sell any of our securities in the secondary market.

For any transaction involving a penny stock, unless exempt, the rules require delivery, prior to any transaction in a penny stock, of a disclosure schedule prepared by the SEC relating to the penny stock market. Disclosure is also required to be made about sales commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements are required to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stock.

Our common stock will not initially qualify for exemption from the Penny Stock Rule. In any event, even if our common stock were exempt from the Penny Stock Rule, we would remain subject to Section 15(b)(6) of the Exchange Act, which gives the SEC the authority to restrict any person from participating in a distribution of penny stock, if the SEC finds that such a restriction would be in the public interest.

Sales of our common stock under Rule 144 could reduce the price of our stock.

There are 885,668 shares of our common stock held by non-affiliates and 34,000,000 shares held by affiliates Rule 144 of the Securities Act of 1933 defines as restricted securities.

795,667 of our shares held by non-affiliates and 160,000 shares held by affiliates are being registered in this offering.  All shares being registered hereunder are available for resale as of the date of effectiveness of this registration statement.  Of the shares not being registered hereunder, all the restricted securities held by affiliates, subject to the limitations on amounts and manner of sale in Rule 144, could be available for sale in a public market, if developed, beginning 90 days after the date of this prospectus. The availability for sale of substantial amounts of common stock under Rule 144 could reduce prevailing market prices for our securities.

If our stock trades below $5.00 per share, and is quoted on the OTC Bulletin Board, our stock will be considered a "penny stock" which can reduce its liquidity.

If the trading price of our common stock is less than $5.00 per share, our common stock will be considered a "penny stock," and trading in our common stock will be subject to the requirements of Rule 15g-9 under the Securities Exchange Act of 1934. Under this rule, broker/dealers who recommend low-priced securities to persons other than established customers must satisfy special sales practice requirements. The broker/dealer must make an individualized written suitability determination for the purchaser and receive the purchaser's written consent prior to the transaction.

SEC regulations also require additional disclosure in connection with any trades involving a "penny stock," including the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and its associated risks. These requirements severely limit the liquidity of securities in the secondary market because few broker or dealers are likely to undertake these compliance activities. In addition to the applicability of the penny stock rules, other risks associated with trading in penny stocks could also be price fluctuations and the lack of a liquid market.

This prospectus permits selling security holders to resell their shares. If they do so, the market price for our shares may fall and purchasers of our shares may be unable to resell them.

This prospectus includes 955,667 shares being offered by existing stockholders. To the extent that these shares are sold into the market for our shares, if developed, there may be an oversupply of shares and an undersupply of purchasers. If this occurs the market price for our shares may decline significantly and investors may be unable to sell their shares at a profit, or at all.

Investors may have difficulty in reselling their shares due to the lack of market or state Blue Sky laws.

Our common stock is currently not quoted on any market. No market may ever develop for our common stock, or if developed, may not be sustained in the future.

The holders of our shares of common stock and persons who desire to purchase them in any trading market that might develop in the future should be aware that there may be significant state law restrictions upon the ability of investors to resell our shares. Accordingly, even if we are successful in having the Shares available for trading on the OTCBB, investors should consider any secondary market for the Company's securities to be a limited one. We intend to seek coverage and publication of information regarding the company in an accepted publication which permits a "manual exemption." This manual exemption permits a security to be distributed in a particular state without being registered if the company issuing the security has a listing for that security in a securities manual recognized by the state. However, it is not enough for the security to be listed in a recognized manual. The listing entry must contain (1) the names of issuers, officers, and directors, (2) an issuer's balance sheet, and (3) a profit and loss statement for either the fiscal year preceding the balance sheet or for the most recent fiscal year of operations.  We may not be able to secure a listing containing all of this information.  Furthermore, the manual exemption is a non issuer exemption restricted to secondary trading transactions, making it unavailable for issuers selling newly issued securities. Most of the accepted manuals are those published in Standard and Poor's, Moody's Investor Service, Fitch's Investment Service, and Best's Insurance Reports, and many states expressly recognize these manuals. A smaller number of states declare that they “recognize securities manuals” but do not specify the recognized manuals. The following states do not have any provisions and therefore do not expressly recognize the manual exemption: Alabama, Georgia, Illinois, Kentucky, Louisiana, Montana, South Dakota, Tennessee, Vermont and Wisconsin.

Accordingly, our shares should be considered totally illiquid, which inhibits investors’ ability to resell their shares.

Although we will be a mandatory reporting company under Section 15(d) of the Securites Act of 1933 until and through fiscal year end December 31, 2009, if we do not file a Registration Statement on Form 8-A to become a mandatory reporting company under Section 12(g) of the Securities Exchange Act of 1934, we will continue as a voluntary reporting company and will not be subject to the proxy statement or other information requirements of the 1934 Act, our securities can no longer be quoted on the OTC Bulletin Board, and our officers, directors and 10% stockholders will not be required to submit reports to the SEC on their stock ownership and stock trading activity, all of which could reduce the value of your investment and the amount of publicly available information about us.

As a result of this offering as required under Section 15(d) of the Securities Exchange Act of 1934, we will file periodic reports with the Securities and Exchange Commission through December 31, 2009, including a Form 10-K for the year ended December 31, 2009, assuming this registration statement is declared effective before that date.  At or prior to December 31, 2009, we intend voluntarily to file a registration statement on Form 8-A which will subject us to all of the reporting requirements of the 1934 Act. This will require us to file quarterly and annual reports with the SEC and will also subject us to the proxy rules of the SEC. In addition, our officers, directors and 10% stockholders will be required to submit reports to the SEC on their stock ownership and stock trading activity.  We are not required under Section 12(g) or otherwise to become a mandatory 1934 Act filer unless we have more than 500 shareholders and total assets of more than $10 million on December 31, 2009.  If we do not file a registration statement on Form 8-A at or prior to December 31, 2009, we will continue as a voluntary reporting company and will not be subject to the proxy statement or other information requirements of the 1934 Act, our securities can no longer be quoted on the OTC Bulletin Board, and our officers, directors and 10% stockholders will not be required to submit reports to the SEC on their stock ownership and stock trading activity.

Our management decisions are made by Michael Rosenberger, President and James R. Shaw, Vice President, if we lose their services, our revenues may be reduced.

The success of our business is dependent upon the expertise of Michael Rosenberger, President and James R. Shaw, Vice President. Because Michael Rosenberger, President and James R. Shaw, Vice President are essential to our operations, you must rely on their management decisions. Michael Rosenberger, President and James R. Shaw, Vice President will continue to control our business affairs after this filing. We have not obtained any key man life insurance relating to Michael Rosenberger, President and James R. Shaw, Vice President. If we lose their services, we may not be able to hire and retain other management with comparable experience. We have no employment agreements with Michael Rosenberger, President and James R. Shaw, Vice President.  As a result, the loss of the services of Michael Rosenberger, President and James R. Shaw, Vice President could reduce our revenues.

Our management has limited experience in managing the day to day operations of a public company and, as a result, we may incur additional expenses associated with the management of our business.

The management team, including Michael Rosenberger, President and James R. Shaw, Vice President is responsible for our operations and reporting. Although Mr. Shaw had some experience managing a public company in the 1990’s, the requirements of operating as a small public company in today’s regulatory environment are new to the management team and the employees as a whole. This may require us to obtain outside assistance from legal, accounting, investor relations, or other professionals that could be more costly than planned. We may also be required to hire additional staff to comply with additional SEC reporting requirements and compliance under the Sarbanes-Oxley Act of 2002. Our failure to comply with reporting requirements and other provisions of securities laws could negatively affect our stock price and adversely affect our results of operations, cash flow and financial condition.

We are exposed to increased expenses from recent legislation requiring companies to evaluate internal control over financial reporting which could reduce our revenues.

Section 404 of the Sarbanes-Oxley Act of 2002 ("Section 404") requires our management to report on the operating effectiveness of our Internal Controls over financial reporting for the year ended December 31 in the fiscal year after the fiscal year in which this registration statement is declared effective. W.T. Uniack & Co., CPAs P.C. is our independent registered public accounting firm, will be required to attest to the effectiveness of our internal control over financial reporting beginning for our fiscal year ended December 31, 2011. We must establish an ongoing program to perform the system and process evaluation and testing necessary to comply with these requirements. We expect that the cost of this program will require us to incur expenses and to devote resources to Section 404 compliance on an ongoing basis which will reduce our revenues.

Because we do not have an audit or compensation committee, shareholders will have to rely on the entire board of directors, no members of which are independent, to perform these functions.

We do not have an audit or compensation committee comprised of independent directors. Indeed, we do not have any audit or compensation committee. These functions are performed by the board of directors as a whole. None of the members of the board of directors are independent directors under the definition set forth in the listing standards of the NASDAQ Stock Market, Inc. Thus, there is a potential conflict in that board members who are management will participate in discussions concerning management compensation and audit issues that may affect management decisions.

Special Information Regarding Forward Looking Statements

Some of the statements in this prospectus are “forward-looking statements.”  These forward-looking statements involve certain known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements.  These factors include, among others, the factors set forth above under “Risk Factors.”  The words “believe,” “expect,” “anticipate,” “intend,” “plan,” and similar expressions identify forward-looking statements.  We caution you not to place undue reliance on these forward-looking statements.  We undertake no obligation to update and revise any forward-looking statements or to publicly announce the result of any revisions to any of the forward-looking statements in this document to reflect any future or developments.  However, the Private Securities Litigation Reform Act of 1995 is not available to us as a non-reporting issuer.  Further, Section 27A(b)(2)(D) of the Securities Act and Section 21E(b)(2)(D) of the Securities Exchange Act expressly state that the safe harbor for forward looking statements does not apply to statements made in connection with an initial public offering.

USE OF PROCEEDS

Not applicable.  We will not receive any proceeds from the sale of shares offered by the selling shareholders.

DETERMINATION OF OFFERING PRICE

The offering price has been arbitrarily determined and does not bear any relationship to our assets, results of operations, or book value, or to any other generally accepted criteria of valuation. Prior to this offering, there has been no market for our securities.  In order to assure that selling shareholders will offer their shares at $.25 per share until our shares are quoted on the OTC Bulletin Board, we will notified our shareholders and our Transfer Agent that no sales will be allowed prior to the date our shares are quoted on the OTC Bulletin Board without proof of the selling price.

DILUTION

Not applicable. We are not offering any shares in this registration statement. All shares are being registered on behalf of our selling shareholders.

SELLING SHAREHOLDERS

The selling shareholders named below are selling the securities.  The table assumes that all of the securities will be sold in this offering. However, any or all of the securities listed below may be retained by any of the selling shareholders, and therefore, no accurate forecast can be made as to the number of securities that will be held by the selling shareholders upon termination of this offering.  These selling shareholders acquired their shares by purchase exempt from registration under section 4(2) of the Securities Act of 1933 under the Securities Act of 1933, specifically:

During the period January 12, 2009 to May 27, 2009, the Company raised $153,700 from seventeen investors.  It is planned that the amount raised will result in 608,667 shares issued.  578,000 of the shares were sold at $0.25 per share and 30,667 of the shares were sold at $0.30 per share.  The securities were offered pursuant to SEC Regulation D and have been issued to only accredited or sophisticated investors.  In addition, during the period January 15, 2009 to June 14, 2009, the Company issued 377,000 shares for paralegal, business plan development, office support/secretarial/business development and branding, securities legal and operational support to thirteen individuals.  The Company valued theses shares at $103,750 based on the value of services rendered.  Mr. Shaw acquired his shares directly from Mr. Rosenberger on January 4, 2009 for his agreement to become an officer and director of the Company.

We believe that the selling shareholders listed in the table have sole voting and investment powers with respect to the securities indicated.  We will not receive any proceeds from the sale of the securities by the selling shareholders.  No selling shareholders are broker-dealers or affiliates of broker-dealers.

Selling Shareholder	Shares to be offered by the Selling Stockholders	Percentage owned before Offering	Amount owned after the offering, assuming all shares sold	Percentage owned after the offering, assuming all shares sold	Material Transactions with Selling Shareholder in past 3 years [2]
Bartlet, Duane	8,000	*	0	0
Champagne, Raymond	10,000	*	0	0
Crowe, Chuck	5,000	*	0	0
Emrick, Bill	24,000	*	0	0
Ferstl, Tom	56,000	*	0	0
Freed, Corey	80,000	*	0	0
Gulie, Barbara	80,000	*	0	0
Gulie, Beverly	80,000	*	0	0
Gulie, Susan	80,000	*	0	0
Hilt, Robert	12,000	*	0	0
Murk, Kay	16,667	*	0	0
Naso, Dominic J	55,000	*	0	0
Paul, Jerry	40,000	*	0	0
Wagner Living Trust	8,000	*	0	0
Williams, Gary	40,000	*	0	0
Franklin L. Silber	4,000	*	0	0
Shiela Wood	10,000	*	0	0	Business Plan Development 11/3/08-4/14/09
Denise Annunciata	4,000	*	0	0	Paralegal 11/15/08- 6/9/09
Joanne Wolforth	4,000	*	0	0	Paralegal 11/15/08- 6/9/09
Kathy Rasler	4,000	*	0	0	Paralegal 11/15/08- 6/9/09
Benjamin Silber	20,000	*	0	0	Business Plan Development 11/3/08-4/14/09
Herb Senft	10,000	*	0	0	Business Plan Development 10/13/08-11/18/08
Susan Lister	24,000	*	0	0	Secretarial 10/13/08 – 8/1/09
Gerald Smith	12,000	*	0	0	Internet and web support 10/13/08 – 624/09
James Smith	24,000	*	0	0	Business Consulting 10/15/08 – 8/20/09
Michael Williams	50,000	*	90,000	*	Attorney: on-going
Brandon Williams	17,500	*	0	0	Affiliate of Attorney
Maggie Ensley	17,500	*	0	0	Affiliate of Attorney
James Shaw	80,000	*	13,520,000	38.7	Officer/Director: on-going
Michael Rosenberger [1]	80,000	*	18,820,000	53.9	Officer/Director: on-going
Total	955,667		32,430,000

* Less than 1%

[1]  Excludes 1,500,000 shares held by Shawn Particia McCarthy, his wife.

[2]  The agreement with these service providers was that if they rendered the required services as described in this column, they would receive these shares.  All service providers did render the required services.

Blue Sky

The holders of our shares of common stock and persons who desire to purchase them in any trading market that might develop in the future should be aware that there may be significant state law restrictions upon the ability of investors to resell our shares. Accordingly, even if we are successful in having the Shares available for trading on the OTCBB, investors should consider any secondary market for the Company's securities to be a limited one. We intend to seek coverage and publication of information regarding the company in an accepted publication which permits a "manual exemption." This manual exemption permits a security to be distributed in a particular state without being registered if the company issuing the security has a listing for that security in a securities manual recognized by the state. However, it is not enough for the security to be listed in a recognized manual. The listing entry must contain (1) the names of issuers, officers, and directors, (2) an issuer's balance sheet, and (3) a profit and loss statement for either the fiscal year preceding the balance sheet or for the most recent fiscal year of operations.  We may not be able to secure a listing containing all of this information.  Furthermore, the manual exemption is a non issuer exemption restricted to secondary trading transactions, making it unavailable for issuers selling newly issued securities. Most of the accepted manuals are those published in Standard and Poor's, Moody's Investor Service, Fitch's Investment Service, and Best's Insurance Reports, and many states expressly recognize these manuals. A smaller number of states declare that they “recognize securities manuals” but do not specify the recognized manuals. The following states do not have any provisions and therefore do not expressly recognize the manual exemption: Alabama, Georgia, Illinois, Kentucky, Louisiana, Montana, South Dakota, Tennessee, Vermont and Wisconsin.

PLAN OF DISTRIBUTION

Our common stock is currently not quoted on any market.  No market may ever develop for our common stock, or if developed, may not be sustained in the future.  Accordingly, our shares should be considered totally illiquid, which inhibits investors’ ability to resell their shares.

Selling shareholders are offering up to 955,667 shares of common stock.  The selling shareholders will offer their shares at $.25 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices.  We will not receive any proceeds of the sale of these securities.  We will pay all expenses of registering the securities.

The securities offered by this prospectus will be sold by the selling shareholders without underwriters and without commissions.  The distribution of the securities by the selling shareholders may be effected in one or more transactions that may take place in the over-the-counter market or privately negotiated transactions.

The selling shareholders may pledge all or a portion of the securities owned as collateral for margin accounts or in loan transactions, and the securities may be resold pursuant to the terms of such pledges, margin accounts or loan transactions. Upon default by such selling shareholders, the pledge in such loan transaction would have the same rights of sale as the selling shareholders under this prospectus. The selling shareholders may also enter into exchange traded listed option transactions, which require the delivery of the securities listed under this prospectus. After our securities are qualified for quotation on the OTC Bulletin Board, the selling shareholders may also transfer securities owned in other ways not involving market makers or established trading markets, including directly by gift, distribution, or other transfer without consideration, and upon any such transfer the transferee would have the same rights of sale as such selling shareholders under this prospectus.

In addition to the above, each of the selling shareholders will be affected by the applicable provisions of the Securities Exchange Act of 1934, including, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the securities by the selling shareholders or any such other person.  We have instructed our selling shareholders that they many not purchase any of our securities while they are selling shares under this registration statement.  We have advised them that we will monitor our stock transfer records on a regular basis and will void any transaction they undertake in violation of this restriction.

Upon this registration statement being declared effective, the selling shareholders may offer and sell their shares from time to time until all of the shares registered are sold; however, this offering may not extend beyond two years from the initial effective date of this registration statement.

There can be no assurances that the selling shareholders will sell any or all of the securities.  In various states, the securities may not be sold unless these securities have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

All of the foregoing may affect the marketability of our securities. Pursuant to oral promises we made to the selling shareholders, we will pay all the fees and expenses incident to the registration of the securities.

Should any substantial change occur regarding the status or other matters concerning the selling shareholders or us, we will file a post-effective amendment disclosing such matters.

OTC Bulletin Board Considerations

We anticipate that our stock will not be listed on a securities exchange but will only be qualified for quotation on the OTC Bulletin Board.  To be quoted on the OTC Bulletin Board, a market maker must file an application on our behalf in order to make a market for our common stock.  We have engaged in preliminary discussions with a FINRA Market Maker to file our application on Form 211 with FINRA, but as of the date of this prospectus, no filing has been made.  Based upon our counsel’s prior experience, we anticipate that after this registration statement is declared effective, it will take approximately 2 – 8 weeks for FINRA to issue a trading symbol.

The OTC Bulletin Board is separate and distinct from the NASDAQ stock market.  NASDAQ has no business relationship with issuers of securities quoted on the OTC Bulletin Board.  The SEC’s order handling rules, which apply to NASDAQ-listed securities, do not apply to securities quoted on the OTC Bulletin Board.

Although the NASDAQ stock market has rigorous listing standards to ensure the high quality of its issuers, and can delist issuers for not meeting those standards, the OTC Bulletin Board has no listing standards.  Rather, it is the market maker who chooses to quote a security on the system, files the application, and is obligated to comply with keeping information about the issuer in their files.  FINRA cannot deny an application by a market maker to quote the stock of a company.  The only requirement for inclusion in the bulletin board is that the issuer be current in our reporting requirements with the SEC.

Although we anticipate qualifying our securities for quotation on the OTC Bulletin board will increase liquidity for our stock, investors may have greater difficulty in getting orders filled because it is anticipated that if our stock trades on a public market, it initially will trade on the OTC Bulletin Board rather than on NASDAQ.  Investors’ orders may be filled at a price much different than expected when an order is placed.  Trading activity in general is not conducted as efficiently and effectively as with NASDAQ-listed securities.

Investors must contact a broker-dealer to trade OTC Bulletin Board securities.  Investors do not have direct access to the bulletin board service.  For bulletin board securities, there only has to be one market maker.

Bulletin board transactions are conducted almost entirely manually.  Because there are no automated systems for negotiating trades on the bulletin board, they are conducted via telephone.  In times of heavy market volume, the limitations of this process may result in a significant increase in the time it takes to execute investor orders.  Therefore, when investors place market orders - an order to buy or sell a specific number of shares at the current market price - it is possible for the price of a stock to go up or down significantly during the lapse of time between placing a market order and getting execution.

Because bulletin board stocks are usually not followed by analysts, there may be lower trading volume than for NASDAQ-listed securities.

LEGAL PROCEEDINGS

There are no pending or threatened lawsuits against us.

EXPERTS

The balance sheet as of December 29, 2008, and the related statements of operations, changes in stockholders’ deficit and cash flows for the periods ended December 29, 2008 and December 30, 2007 included in this Prospectus have been audited by W.T. Uniack & Co., CPAs P.C.an independent registered public accounting firm, to the extent set forth in its report and are incorporated herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

The legality of the shares offered under this registration statement is being passed upon by Williams Law Group, P.A., Tampa, Florida.  Michael T. Williams, principal of Williams Law Group, P.A., and two affiliates of the firm own 175,000 shares of our common stock, of which 85,000 are being registered in this offering.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES LIABILITIES

Our Bylaws, subject to the provisions of Florida Law, contain provisions which allow the corporation to indemnify any person against liabilities and other expenses incurred as the result of defending or administering any pending or anticipated legal issue in connection with service to us if it is determined that person acted in good faith and in a manner which he reasonably believed was in the best interest of the corporation.  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS, AND CONTROL PERSONS

The Board of Directors elects our executive officers annually.  A majority vote of the directors who are in office is required to fill vacancies.  Each director shall be elected for the term of one year and until his successor is elected and qualified or until his earlier resignation or removal.  Our directors and executive officers are as follows:

Name	Age	Position
Michael Rosenberger	57	President and Director
James R. Shaw	56	Vice President and Director

Michael Rosenberger has been President and Director since our formation in April 2000.  He has been President of Moose River Management, Inc., our licensor, since its formation in January 2007.  From January 2002 until January 2007, he was president of Dick’s Wings USA, Inc., now inactive, which previously owned the rights licensed to us but transferred them to Moose River Management, Inc. upon its formation.

James R. Shaw has been Vice President and Director since he joined us in October 2008.  From June 2005 to August 2006, he was President of In Touch Parents, Inc, a child protection company.  From August 2004 to date, he has been President of Crescent Hill Capital Corp., a business advisory company.  From June 2004 to August 2006, he was President of In Touch Parents, Inc, a child protection company.  In July 2007, he started an e-commerce web site called E-World Mall Inc. which is currently inactive.  In February 2004, he consented to the entry of an Order of Prohibition from the State of Wisconsin providing that he and his affiliates would not make offers or sales of securities in Wisconsin unless the securities were covered or registered securities under Wisconsin law.

He received a BA from Carson-Newman College in 1979.

Family Relationships

There are no family relationships among our officers or directors.

Legal Proceedings

Except as set forth above, no officer, director, or persons nominated for such positions, promoter, or significant employee has been involved in the last five years in any of the following:

•	Any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer, either at the time of the bankruptcy or within two years prior to that time;

•	Any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

•
Being subject to any order, judgment, or decree, not subsequently reversed, suspended, or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending, or otherwise limiting his involvement in any type of business, securities, or banking activities; and

•
Being found, by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission, to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth the ownership, as of the date of this prospectus, of our Common Stock by each person known by us to be the beneficial owner of more than 5% of our outstanding Common Stock, our directors, and our executive officers, and our executive officers and directors as a group.  To the best of our knowledge, the persons named have sole voting and investment power with respect to such shares, except as otherwise noted.  There are not any pending or anticipated arrangements that may cause a change in control.

The information presented below, regarding beneficial ownership of our voting securities, has been presented in accordance with the rules of the Securities and Exchange Commission and is not necessarily indicative of ownership for any other purpose.  Under these rules, a person is deemed to be a "beneficial owner" of a security if that person has, or shares, the power to vote or direct the voting of the security or the power to dispose or direct the disposition of the security.  A person is deemed to own beneficially any security as to which such person has the right to acquire sole or shared voting or investment power within 60 days through the conversion or exercise of any convertible security, warrant, option, or other right.  More than one person may be deemed to be a beneficial owner of the same securities.

The percentage of beneficial ownership by any person, as of a particular date, is calculated by dividing the number of shares beneficially owned by such person, which includes the number of shares as to which such person has the right to acquire voting or investment power within 60 days, by the sum of the number of shares outstanding as of such date plus the number of shares as to which such person has the right to acquire voting or investment power within 60 days.  Consequently, the denominator used for calculating such percentage may be different for each beneficial owner. Except as otherwise indicated below and under applicable community property laws, we believe that the beneficial owners of our Common stock listed below have sole voting and investment power with respect to the shares shown.  The business address for all persons is East 14476 Duval Place West, Suite 103, Jacksonville, FL  32218.

Shareholders	# of Shares	Percentage
Michael Rosenberger [1]	20,400,000	58.3%
Shawn Particia McCarthy [1]	20,400,000	58.3%
James R. Shaw	13,600,000	38.9%
All officers and directors as group [2 persons]	34,000,000	97.2%

[1]  Owned 18,900,000 by Mr. Rosenberger and 1,500,000 by Ms. McCarthy, his wife.

This table is based upon information derived from our stock records.  Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, each of the shareholders named in this table has sole or shared voting and investment power with respect to the shares indicated as beneficially owned.  Applicable percentages are based upon 34,885,668 shares of Common Stock outstanding as of September 1, 2009.

DESCRIPTION OF SECURITIES

The following description is a summary of the material terms of the provisions of our Articles of Incorporation and Bylaws as they relate to our capital structure.  The Articles of Incorporation and Bylaws are available for inspection upon request.

Common Stock

We have 100,000,000 authorized shares of Common Stock with a $.01 par value.  All shares are equal to each other with respect to liquidation and dividend rights.  Holders of voting shares are entitled to one vote for each share they own at any shareholders' meeting.  Holders of our shares of Common Stock do not have cumulative voting rights.

Each share of Common Stock entitles the holder to one vote, either in person or by proxy, at meetings of shareholders.  The holders are not permitted to vote their shares cumulatively.  Accordingly, the shareholders of our Common Stock who hold, in the aggregate, more than fifty percent of the total voting rights can elect all of our directors and, in such event, the holders of the remaining minority shares will not be able to elect any of the such directors.  The vote of the holders of a majority of the issued and outstanding shares of Common Stock entitled to vote thereon is sufficient to authorize, affirm, ratify, or consent to such act or action, except as otherwise provided by law.

Holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available.  Although we made distributions to owners when we were an S Corporation in 2008 and 2009, since our conversion to a C Corporation in January 2009, we have not paid any, and we presently anticipate that all earnings, if any, will be retained for development of our business.  Any future disposition of dividends will be at the discretion of our Board of Directors and will depend upon, among other things, our future earnings, operating and financial condition, capital requirements, and other factors.

Holders of our Common Stock have no preemptive rights or other subscription rights, conversion rights, redemption, or sinking fund provisions.  Upon our liquidation, dissolution, or winding up, the holders of our Common Stock will be entitled to share ratably in the net assets legally available for distribution to shareholders after the payment of all of our debts and other liabilities.  There are not any provisions in our Articles of Incorporation or our Bylaws that would prevent or delay change in our control.  There is no conversion, preemptive or other subscription rights or privileges with respect to any shares.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES LIABILITIES

Our Articles and Bylaws, subject to the provisions of Florida law, contain provisions which allow the corporation to indemnify any person against liabilities and other expenses incurred as the result of defending or administering any pending or anticipated legal issue in connection with service to us if it is determined that person acted in good faith and in a manner which he/she reasonably believed was in the best interest of the corporation.  Insofar, indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers, and controlling persons.  We have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

DESCRIPTION OF BUSINESS

Organization

American Restaurant Concepts, Inc., a Florida corporation, was incorporated in April 2000.

Business

American Restaurant Concepts currently franchises Dick’s Wings restaurants, using the Dick’s Wings product line. Dick’s Wings Express is a limited service restaurant, concentrating on take out orders.  Dick’s Wings & Grill is a full service restaurant.

We offer two types of franchise opportunities:

•
Area Development Agreements, also called Master License Agreements, which grant the right to open a specified number of Dick’s Wings restaurants (either Dick’s Wings & Grille, Dick’s Wings Express or both) within an exclusive development area in accordance with a specified development schedule.

•
The Dick’s Wings Franchise offers qualified purchasers the right to establish and operate, from a single location within a specified territory, a racing theme restaurant under the Dick’s Wings marks and system.

We currently have one Area Development Agreements for the following territories:  Exclusive in Florida and non-Exclusive in the rest of the U.S.

We currently have 19 Franchises located in Florida and 3 Franchisees located in Georgia.

Dick’s Wings is the fictitious name used by American Restaurants Concepts, Inc.  Moose River Management, Inc., an affiliate of American Restaurant Concepts, Inc. owned by Michael Rosenberger, our President, was incorporated in January 2007  and is the owner of the US registered trademarks “Dick’s Wings,”  “Dick’s Wings & Grille and design” and “Dick’s Wings Express and design” and the state trademark “Dick’s Wings and Design.”   The use of these marks was licensed to us in perpetuity by Moose River Management, Inc. in 2007, as amended and restated in 2009.

For fiscal year ended December 31, 2008 and for the first six months of fiscal year 2009, we generated the following percentages of revenues from each of these categories:

	First six months of fiscal year 2009		Fiscal year 2008
	Revenues	Percentage of Total Revenues	Revenues	Percentage of Total Revenues
Area Development Agreements	$60,000	17.7%	-	-
Franchise Agreements	$17,787	5.3%	$103,740	14.6%
Fees related to franchisee operations	$261,152	77%	$608,721	85.4%
TOTAL	$338,939	100%	$712,461	100%

Dick’s Wings is the fictitious name used by American Restaurant Concepts. Moose River Management, Inc., and affiliate of American Restaurant Concepts owned by Michael Rosenberger, our president, was incorporated in January 2007 and is the owner of the trademarks “Dick’s Wings,”  “Dick’s Wings & Grille” and “Dick’s Wings Express.”   Moose River Management licenses the following to us:

•
Non-exclusive license to reproduce the Trademark on or in association with the Licensed Products, for the use of franchising, as well as on packaging, promotional and advertising material associated herewith.

•	The right to sublicense the Trademarks to any franchisee for use in the franchised locations.

•	Although our right is non-exclusive so long as the agreement is in effect, Moose River agrees not to grant any other party a license to use the Trademarks.

•	The agreement includes any trademarks that Moose River Management, Inc. applies for and registers during the duration of this Agreement.

The agreements is for a term of fifty years commencing June 2007. We have the right to renew the Agreement for a one additional fifty year term.  As consideration for the Agreement, we paid Moose River $100.

Dick’s Wings Concept

The Dick’s Wings concept features made to order menu items, including buffalo style chicken wings covered in one of our fourteen signature sauces. In addition to fresh chicken wings, the Dick’s Wings menu features specialty hamburgers and sandwiches, buffalito soft tacos, finger foods and salads. The fourteen Dick’s Wings sauces from the mildest, teriyaki to the hottest blazing, are designed to compliment many of the Dick’s Wings menu items, allowing guests to customize their meal by adding a signature sauce. Our Dick’s Wings Restaurants feature a full bar, including approximately twenty domestic and imported beers on tap, a broad selection of bottled beer, wine and liquor. We also provide an array of value added entertainment with trivia games, 35-40 televisions, 7-10 big screen projection televisions, video games and a family friendly dining area. Our Dick’s Wings Restaurants feature a flexible service model that allows entering guests to order at the counter for dine in or take out service or order at the table from our servers.

Master License Agreement

On June 28, 2008, we entered into a Master License Agreement with DWG Partners as Master Licensee.  The material terms of the Agreement are as follows:

We granted Master Licensee the  to license Franchisees within a defined area, referred to as “Master License Area” defined as:

•	A non-exclusive right to solicit and service franchisees on behalf of us in all of the United States
•	So long as Master Licensee is in good standings under the Agreement, Master Licensee have the exclusive right to solicit and service franchisees on behalf of us in the state of Florida

Master Licensee paid a master license fee in the sum of $400,000.

The term of the Agreement is ten years.  We and Master Licensee shall negotiate a new development schedule in good faith during the last three months of the term.  The maximum term under any renewal Development Schedule shall be a ten year period.

The Development Schedule as set forth below for the exclusive territory of Florida is as follows:

Year	Minimum Store Openings in Florida Required By Year End	Minimum Cumulative Stores in Florida Open At Year End
2009	3	3
2010	5	8
2011	5	13
2012	5	18
2013	5	23
2014	5	28
2015	5	33
2016	5	38
2017	5	43
2018	5	48
2019	5	53
2020	5	58

Master Licensee is entitled to compensation as follows.

•
Initial Franchise Fee: Master Licensee is entitled to hundred (100%) percent of the Initial Franchise Fee for each sale made by Master Licensee in the Master License Area. Master Licensee shall not be entitled to any Initial Franchise Fee for a sale outside the Master License Area or any sale not made by Master Licensee.      Franchisee shall pay Us the Initial Franchise Fee and we shall pay Master Licensee within 30 days of its receipt.

•
Royalty:  So long as Master Licensee provides the service obligations pursuant to the franchise agreement on behalf of us, Master Licensee shall be entitled to receive a percentage of the Royalties paid by the franchisee to whom Master Licensee provide the support. Master Licensee shall receive the Royalty payments so long as Master Licensee remains in good standing under the Agreement or until the assumption of the service obligations by us or upon Master Licenseer breachs of the Agreement. Master Licensee will not receive a royalty on any of our restaurants, including our Affiliates, or any franchisees in which Master Licensee does not provide support.

The royalty split shall be:

1.	Existing Restaurants as of the date of the Agreement:
Master Franchisee:  Sixty (60%) percent
Us: Forty (40%) percent

2.	Subsequent Restaurant opened after the date of the Agreement:
Master Franchisee: Eighty (80%) percent
Us; Twenty (20%) percent.

The Agreement provides for termination in the event of breach of the Agreement or other specified reasons. The Agreement may not be assigned, transferred or sold by Master Licensee without first having received our written consent.

The Agreement provides for non-competition while the Agreement is in effect and in the event of a termination of the Agreement, for a period of five years after termination does not allow Master Licensee to engage in, a business which is the same or substantially similar to a Dick’s Wings & Grill Restaurant, including without limitation, any restaurant selling chicken wing products or other proprietary products similar to those sold in a Dick’s Wings & Grill restaurant, and which is operating or soliciting others to operate anywhere within the Master License Area or within 5 miles of any Dick’s Wings & Grill Restaurant, unless such right is granted pursuant to a separate agreement with us.

The Agreement requires that the Master Licensee and its franchisees comply with operating procedures specified by us.

Current Restaurant Locations

As of June 30, 2009, we franchised 19 Dick’s Wings restaurants in the following cities in Florida:

Jacksonville, FL (11)
Callahan, FL
GCS, FL
Atlantic Beach, FL
Middleburg, FL
St. Augustine, FL
Stark, FL
Orange Park, FL
Fernandina Bch, FL

We also franchised 3 Dick’s Wings restaurants in the following cities in Georgia:
  Folkston, GA
  St. Mary's, GA
  Waycross, GA

Restaurants range in size from 4,000 to 7,600 square feet, with an average of approximately 5,600 square feet for restaurants that have opened in the last three years. We anticipate that future restaurants will range in size from 4,500 square feet to 6,400 square feet with an average cash investment per restaurant of approximately $1.2 million, excluding preopening expenses of approximately $180,000. From time to time, we expect that restaurants may be smaller or larger or cost more or less than our targeted range, depending on the particular circumstances of the selected site or market.

Restaurants are typically open on a daily basis from 11 a.m. to 2 a.m. Closing times vary depending on the day of the week and city and state regulations governing the sale of alcoholic beverages. Our franchise agreements require franchisees to operate their restaurants for a minimum of 12 hours a day.

Kitchen Operations

An important aspect of our concept is the efficient design, layout and execution of our kitchen operations. Due to the relatively simple preparation of our menu items, the kitchen consists of fryers, grill and food prep stations that are arranged assembly-line style for maximum productivity. Given our menu and kitchen design, we are able to staff our kitchen with hourly employees who require only basic training before reaching full productivity. Additionally, we do not require the added expense of an on-site chef. The ease and simplicity of our kitchen operations allows us to achieve our goal of preparing casual dining quality food with minimal wait times. We also believe the ease of our kitchen operations is a significant factor in attracting franchisees.

Food Preparation, Quality Control and Purchasing

We strive to maintain high quality standards. Our systems are designed to protect our food supply throughout the preparation process. We provide detailed specifications to suppliers for our food ingredients, products and supplies. Our restaurant managers are certified in a comprehensive food safety and sanitation course, ServSafe, developed by the National Restaurant Association Educational Foundation.

We negotiate directly with independent suppliers for our supply of food and paper products. We use members of UniPro Food Services, Inc., a national cooperative of independent food distributors, to distribute these products from the suppliers to our restaurants. To maximize our purchasing efficiencies and obtain the lowest possible prices for our ingredients, products and supplies, our purchasing team negotiates prices based on system-wide usage for franchised restaurants. We believe that competitively priced, high quality alternative manufacturers, suppliers, growers and distributors are available should the need arise.

We utilize T. Marzetti company for the production of our signature sauces. They maintain sufficient inventory levels to ensure consistent supply to our restaurants. We have a confidentiality agreement with Marzetti which prevents our sauces from being supplied to, or manufactured for, anyone else.

Fresh chicken wings are an important component of our cost of sales. Prices are generally based on the underlying commodity price of chicken wings plus additional costs for handling and distribution. Fresh chicken wings accounted for approximately 24%, 27%, and 34% of our cost of sales in 2006, 2005, and 2004, respectively. We ensure consistent supply of high quality chicken wings by utilizing four to six suppliers, with Peco Foods, Inc. currently accounting for approximately 33% of the total system-wide supply. Given our multiple suppliers and the commodity nature of fresh chicken wings, we believe we have sufficient supplier flexibility to maintain a consistent chicken wing supply. We regularly review our buying procedures to ensure quality and cost optimization.

Site Selection and Development

Our site selection process is integral to the successful execution of our growth strategy. We have processes for identifying, analyzing and approving new markets, as defined by the A.C. Nielson designated market areas in the United States. In selecting designated market areas, we collect and review restaurant industry data relating to restaurant sales, spending on food away from home and expected restaurant growth in the market, as well as market demographics, population data and relative media costs for radio and television advertising. Once a market is identified, we use a trade area and site selection evaluation system, which has been customized for the requirements of the Dick’s Wings system, to assist in identifying suitable trade areas within that market and suitable sites within identified trade areas. Criteria examined to determine appropriate trade areas include the presence of a casual dining corridor, projected growth within the trade area, the locations of key big box retailers and multi-screen movie theaters in the neighborhood, key demographics and population density, drive time and trade area analysis and other quantitative and qualitative measures. Once a suitable trade area is identified, we examine site-specific details including visibility, signage, access and parking.
Marketing and Advertising

We have created a unique marketing program designed to communicate a distinctive and consistent brand that differentiates Dick’s Wings from our competitors and that showcases our food in a fun and energetic atmosphere. These efforts include marketing campaigns and advertising to support our franchised restaurants. The primary goal of these efforts is to build brand awareness throughout the United States. In addition, advertising campaigns are also designed to:

•	drive positive same-store sales through additional visits by our existing guests and visits by new guests,
•	increase margins,
•	increase average order size, and
•	support strong restaurant openings.

Marketing Campaigns

Our primary marketing campaigns focus on a particular menu item, day or daypart in an attempt to drive traffic and build brand awareness. For example, ***. Our secondary marketing campaigns focus on reaching beyond the core Dick’s Wings guest. Given our strategy to be a neighborhood destination, community marketing is also a key to developing brand awareness in each market. Restaurants actively sponsor local sporting teams and sporting events to drive guest traffic associated with those activities.

Advertising

Our media advertising focuses on positioning the Dick’s Wings brand as an inviting neighborhood dining location. Our commercials, print advertisements and radio spots are irreverent by design and have been recognized in the restaurant and advertising industries for their creativity.

Franchise Involvement

System-wide campaigns and promotions are developed and implemented with input from the Dick’s Wings National Advertising Advisory Board. This volunteer franchisee board is elected by franchisees annually and meets regularly to review marketing strategies, provide input on advertising messages and vendor co-op programs, and discuss marketing objectives.

Restaurant Franchise Operations

Our concept continues to attract a strong group of franchisees, many of whom have substantial prior restaurant operations experience. Our franchisees execute a separate franchise agreement for each restaurant opened, typically providing for a 15 to 20-year initial term, with an opportunity to enter into a renewal franchise agreement subject to certain conditions. Our agreement currently requires franchisees to pay an initial franchise fee of $42,500 for the first restaurant opened and $32,500 for each additional restaurant they open. The $32,500 fee is reduced to $12,500 if the additional restaurant is in the designated area of the franchisee's existing restaurant. If a franchisee has entered into an area development agreement with us, the initial franchise fee is $42,500 for the first restaurant, $32,500 for the second restaurant and $27,500 for each subsequent restaurant. These amounts are reduced to $32,500 for the first restaurant and $12,500 for each subsequent restaurant if the franchisee is an existing area developer signing an additional area development agreement. If the franchisee is an existing franchisee that subsequently signs an area development agreement, the franchise fee is $32,500 for the first restaurant and $22,500 for each subsequent restaurant.

Franchisees also pay us a royalty fee of 5.0% of their restaurant sales. Franchise agreements typically allow us to assess franchisees an advertising fee in the amount of 3.5% of their restaurant sales, of which 3.0% was contributed to our Advertising Fund in 2006 and the remaining 0.5% was spent directly by the franchisee in the applicable local market. Our current form of franchise agreement permits us to increase the required contribution to the Advertising Fund by 0.5% once every three years.

All of our franchise agreements require that each franchised restaurant be operated in accordance with our defined operating procedures, adhere to the menu established by us, meet applicable quality, service, health and cleanliness standards and comply with all applicable laws. We ensure these high standards are being followed through a variety of means including mystery shoppers and announced and unannounced quality assurance inspections. We also employ franchise consultants to assist our franchisees in developing profitable operations and maintaining our operating standards. We may terminate the franchise rights of any franchisee who does not comply with our standards and requirements. We believe that maintaining superior food quality, an inviting and energetic atmosphere and excellent guest service are critical to the reputation and success of our concept; therefore, we aggressively enforce the contractual requirements of our franchise agreements.

Franchisees are required to report sales on a daily basis through an on-line reporting network and submit their restaurant-level financial statements on a quarterly or annual basis.

The area development agreement establishes the number of restaurants that must be developed in a defined geographic area and the deadlines by which these restaurants must open. For area development agreements covering three to seven restaurants, restaurants are usually required to open in 12-month intervals. For larger development agreements, the interval is typically shorter. The area development agreement can be terminated by us if, among other reasons, the area developer fails to open restaurants on schedule.

Competition

The restaurant industry is intensely competitive. We compete on the basis of the taste, quality and price of food offered, guest service, ambience, location, and overall dining experience. We believe that our attractive price-value relationship, the atmosphere of our restaurant, our flexible service model and the quality and distinctive flavor of our food enable us to differentiate ourselves from our competitors. We believe we compete primarily with local and regional sports bars and casual dining and quick casual establishments, as well as with quick service restaurants such as wing-based take-out concepts. Many of our direct and indirect competitors are well-established national, regional or local chains and some have substantially greater financial and marketing resources than we do. We also compete with many restaurant and retail establishments for site locations and restaurant employees.

Proprietary Rights

We license the rights to the "Dick’s Wings(R)" service mark and to certain other service marks and trademarks used in our system from Moose River Management, Inc., an affiliate owned by our president. The license is exclusive. This mark is federally registered along with Dick’s Wings & Grill but is not owned by us. The term of the Agreement is for 50 years, with a right to renew for an additional 50 years. In consideration for the right to use the Trademarks and Licensed Products, we promised to use, promote, and advertise the Moose River’s products and to use the Trademarks for franchising Dick’s Wings and Dick’s Wings Express locations.

We attempt to protect our sauce recipes as trade secrets by, among other things, requiring a confidentiality agreement with our sauce supplier and executive officers. It is possible that competitors could develop recipes and procedures that duplicate or closely resemble our recipes and procedures. We believe that our trademarks, service marks and other proprietary rights have significant value and are important to our brand-building efforts and the marketing of our restaurant concept. We vigorously protect our proprietary rights. We cannot predict, however, whether steps taken by us to protect our proprietary rights will be adequate to prevent misappropriation of these rights or the use by others of restaurant features based upon, or otherwise similar to, our concept. It may be difficult for us to prevent others from copying elements of our concept and any litigation to enforce our rights will likely be costly and may not be successful. Although we believe that we have sufficient rights to all of our trademarks and service marks, we may face claims of infringement that could interfere with our ability to market restaurants and promote our brand. Any such litigation may be costly and divert resources from our business. Moreover, if we are unable to successfully defend against such claims, we may be prevented from using our trademarks or service marks in the future and may be liable for damages.

Government Regulation

The restaurant industry is subject to numerous federal, state and local governmental regulations, including those relating to the preparation and sale of food and alcoholic beverages, sanitation, public health, fire codes, zoning and building requirements. Each restaurant requires appropriate licenses from regulatory authorities allowing it to sell liquor, beer and wine, and each restaurant requires food service licenses from local health authorities. Our licenses to sell alcoholic beverages must be renewed annually and may be suspended or revoked at any time for cause, including violation by us or our employees of any law or regulation pertaining to alcoholic beverage control, such as those regulating the minimum age of employees or patrons who may serve or be served alcoholic beverages, the serving of alcoholic beverages to visibly intoxicated patrons, advertising, wholesale purchasing and inventory control. The failure of a restaurant to retain liquor or food service licenses could have a material adverse effect on operations.

Our franchisees are also subject to laws governing our relationships with employees, including laws and regulations relating to benefits, wages, hours, workers' compensation insurance rates, unemployment and other taxes, working and safety conditions and citizenship or immigration status. They may also be subject in certain states to "dram-shop" statutes, which generally allow a person injured by an intoxicated person to recover damages from an establishment that wrongfully served alcoholic beverages to the intoxicated person.

In addition, we are subject to various state and federal laws relating to the offer and sale of franchises and the franchisor-franchisee relationship. In general, these laws and regulations impose specific disclosure and registration requirements prior to the sale and marketing of franchises and regulate certain aspects of the relationship between franchisor and franchisee.

We are not registered in Hawaii, Illinois, Indiana, Maryland, Michigan, Minnesota, New York, North Dakota, Rhode Island, South Dakota, Virginia, Washington and Wisconsin.

Federal Franchise Requirements.  Federal franchise regulations have been put in place by the Federal Trade Commission (FTC) to ensure full disclosure of information relating to a franchise company prior to the purchase of a franchise. The basic disclosure rule requires a franchisor to provide potential franchisees with a disclosure document (Franchise Disclosure Document or “FDD”). The FTC rule requires disclosure only and does not require registration, filing, review, or approval of any disclosures, advertising, or agreements by the FTC. Civil litigants do not have a private right of action under the FTC regulations.

State Requirements: Florida regulations requires that franchise companies selling in the state of Florida or selling to Florida residents follow the FTC requirements by giving franchise purchasers a private right of action for violations of the FTC regulation. Florida also prohibits certain misrepresentations in connection with the selling or establishing a franchise under the Florida Franchise Misrepresentation Act. Florida requires disclosure only and does not require registration, filing, review or approval of any disclosures, advertising or agreements. Franchise companies are exempt from Florida’s business opportunities regulations if they comply with the FTC regulations and file an annual exemption form. Georgia law does not have regulations which provide franchisees with a private right of action for violations of FTC requirements. Georgia provides protection to franchise purchasers under Georgia’s Business Opportunity statutes; however, the license of a federally registered trademark or service mark to a franchise purchaser is exempt from Georgia’s business opportunity statutes. Georgia does not requirement registration, filing, review or approval of any disclosures, advertising or agreements.

Research and Development

We did not incur any research and development expenses in our last two fiscal years.

Employees

We have the following full-time employees:

Clerical –
Operations – 2
Administrative – 1
Management – 2

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Disclosure Regarding Forward Looking Statements

This registration statement contains forward-looking statements. In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “intends,” “potential” and similar expressions. All of the forward-looking statements contained in this registration statement are based on estimates and assumptions made by our management. These estimates and assumptions reflect our best judgment based on currently known market and other factors. Although we believe such estimates and assumptions are reasonable, they are inherently uncertain and involve risks and uncertainties. In addition, management’s assumptions about future events may prove to be inaccurate. We caution you that the forward-looking statements contained in this registration statement are not guarantees of future performance and we cannot assure you that such statements will be realized. In all likelihood, actual results will differ from those contemplated by such forward-looking statements as a result of a variety of factors, including those factors discussed in “Risk Factors”. We will update these forward-looking statements only as required by law. However, we do not undertake any other responsibility to update any forward-looking statements.
Overview

American Restaurant Concepts currently franchises Dick’s Wings restaurants, using the Dick’s Wings product line. Dick’s Wings Express is a limited service restaurant, concentrating on take out orders. Dick’s Wings & Grill is a full service restaurant.

We offer two types of franchise opportunities:

•
Area Development Agreements, also called Master License Agreements, which grant the right to open a specified number of Dick’s Wings restaurants (either Dick’s Wings & Grille, Dick’s Wings Express or both) within an exclusive development area in accordance with a specified development schedule.

•
The Dick’s Wings Franchise offers qualified purchasers the right to establish and operate, from a single location within a specified territory, a racing theme restaurant under the Dick’s Wings marks and system.

We currently have one Area Development Agreements for the following territories: Exclusive in Florida and non-Exclusive in the rest of the U.S.

We currently have 19 Franchises located in Florida and 3 Franchisees located in Georgia.

Dick’s Wings is the fictitious name used by American Restaurants Concepts, Inc. Moose River Management, Inc., an affiliate of American Restaurant Concepts, Inc. owned by Michael Rosenberger, our President, was incorporated in January 2007 and is the owner of the US registered trademarks “Dick’s Wings,” “Dick’s Wings & Grille and design” and “Dick’s Wings Express and design” and the state trademark “Dick’s Wings and Design.” The use of these marks was licensed to us in perpetuity by Moose River Management, Inc.

Results of Operations

Fiscal years ended December 28, 2008 and December 30, 2007

Our revenue increased $99,457 or 16.2% from $613,004 in fiscal year 2007 to $712,461 in fiscal year 2008. The increase was primarily due to increased franchise fees resulting from the opening of two new franchised restaurants and increased royalty income.
Our expenses increased $13,053 or 3.3% from $401,342 in fiscal year 2007 to $414,395 in fiscal year 2008. The increase was primarily due to commissions related to franchise sales offset by lower general and administrative expenses.

Income from operations increased $86,404 or 40.8% from $211,662 in fiscal year 2007 to $298,066 in fiscal 2008. The increase is due to increased revenue offset by slightly higher expenses.

Interest expenses decreased from $33,923 in fiscal year 2007 to $18,910 in fiscal 2008 due to a decrease in outstanding debt.

Net income increased $44,657 or 19.0% from $234,499 in fiscal year 2007 to $279,156 in fiscal year 2008.

Nine Months ended September 27, 2009 and September 28, 2008

Our revenue decreased $97,896 or 17.2% from $570,496 during the nine months ended September 28, 2008 to $472,600 during the nine months ended September 27, 2009. The decrease was primarily due to a decrease in royalty income resulting from a restaurant closing.
Our expenses increased $441,562 from $246,075 during the nine months ended September 28, 2008 to $687,637 during the nine months ended September 27, 2009. This increase is due to franchise sales and the expansion efforts undertaken by us during the first nine months of 2009. The increase was primarily due to commissions of $73,330 related to franchise sales, professional fees of $187,369 related to expansion and registration related costs, an increase in salaries of $77,393 and stock in lieu of cash compensation of $103,750.

We incurred a loss from operations of ($215,037) during the nine months ended September 27, 2009 as compared to income from operations of $324,421 during the nine months ended September 28, 2008. This change is primarily due to increased expenses resulting from franchise sales and the expansion efforts undertaken by us during the first nine months of 2009.
Interest expenses decreased from $18,910 during the nine months ended September 28, 2008 to zero during the nine months ended September 27, 2009 due to a decrease in outstanding debt.
We incurred a net loss of ($215,037) during the nine months ended September 27, 2009 as compared to net income of $305,511 during the nine months ended September 28, 2008. This change is primarily due to increased expenses.

Liquidity and Sources of Capital

Our balance sheet as of September 27, 2009 reflects cash and current assets of $211,156, current liabilities of $549,868, and a working capital deficit of ($338,712). However, most of our current liabilities consist of deferred revenue of $340,000. Deferred revenue is amortized as franchises are sold under the Area Development Agreement.
During the nine months ended September 27, 2009, net cash used in operating activities was ($92,296). Net cash used in operating activities consisted primarily of net loss of ($215,037) offset by payables and accrued liabilities of $187,503.

During fiscal years 2008 and 2007, net cash provided by operating activities was $400,050 and $227,465, respectively. Net cash provided by operating activities in 2008 consisted primarily of net income of $279,156 and deferred revenue of $400,000 offset by payables and accrued liabilities of $261,205. Net cash provided by operating activities in 2007 consisted primarily of net income of $234,499 less gain on sale of assets of $56,760 offset by changes in operating assets and liabilities.

During the fiscal year 2007, net cash provided by investing activities was $104,213 resulting from the sale of fixed assets.

During the nine months ended September 27, 2009, net cash provided by financing activities was $165,043. Net cash provided by financing activities consisted primarily of proceeds from stock subscribed of $153,700 and repayments of related party receivables of $105,652 offset by dividend distributions of ($94,309).

During fiscal years 2008 and 2007, net cash used in financing activities was ($385,239) and ($294,010), respectively. Net cash used in financing activities consisted primarily of dividend distributions in 2008 and repayments of notes payable and dividend distributions in 2007.

We expect cash generated from franchise royalties and franchise fees will provide sufficient resources to operate our business in the near term based on our operating plans. However, changes in our operating plans, acceleration of our expansion plans, lower than anticipated sales, increased expenses or other events may cause us to seek additional debt or equity financing.

Changes in our operating plans, acceleration of our expansion plans, lower than anticipated revenue, higher expenses or other events may cause us to seek additional debt or equity financing. Such financing may not be available on acceptable terms, or at all, and our failure to raise capital when needed could negatively impact our growth and other plans as well as our financial condition and results of operations. Additional equity financing, if available may be dilutive to the holders of our common stock and may involve significant cash payment obligations and covenants and/or financial ratios that restrict our ability to operate and expand.

DESCRIPTION OF PROPERTY

We rent the following property:

•	Address: 14436 Duval Pl. #103, Jacksonville FL 32228
•	Number of Square Feet: 1800
•	Name of Landlord: Bradford Management
•	Term of Lease: 3 years, commencing April 2008
•	Monthly Rental: $1,300
•	Adequate for current needs: Yes

We do not intend to renovate, improve, or develop properties. We are not subject to competitive conditions for property and currently have no property to insure. We have no policy with respect to investments in real estate or interests in real estate and no policy with respect to investments in real estate mortgages. Further, we have no policy with respect to investments in securities of or interests in persons primarily engaged in real estate activities

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Dick’s Wings is the fictitious name used by American Restaurant Concepts. Moose River Management, Inc., owned by Michael Rosenberger, our president, was incorporated in January 2002 and is the owner of the trademarks “Dick’s Wings,” “Dick’s Wings & Grille” and “Dick’s Wings Express.”   Moose River Management licenses the following to us:

•
Non-exclusive license to reproduce the Trademark on or in association with the Licensed Products, for the use of franchising, as well as on packaging, promotional and advertising material associated herewith.

•	The right to sublicense the Trademarks to any franchisee for use in the franchised locations.

•	Although our right is non-exclusive so long as the agreement is in effect, Moose River agrees not to grant any other party a license to use the Trademarks.

•	The agreement includes any trademarks that Moose River Management, Inc. applies for and registers during the duration of this Agreement.

The agreements is for a term of fifty years commencing June 2007. We have the right to renew the Agreement for a one additional fifty year term.  As consideration for the Agreement, we paid Moose River $100.

In 2008, $328,392 of indebtedness was transferred to Michael Rosenberger, our president, in consideration of repayment of certain advances made to Michael Rosenberger.   The value of the debt assumed equaled the net asset value of the assets relieved.
We issued one share of stock to Crescent Hill Capital Corp., a corporation partially owned by Mr. Shaw, in January 2009 for the purpose of terminating our status as an S Corporation.  We received no cash consideration in connection with this transaction.

Except as set forth above, we have not entered into any material transactions with any director, executive officer, promoter, beneficial owner of five percent or more of our shares, or family members of such persons since our inception.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

There is no established public trading market for our securities and a regular trading market may not develop, or if developed, may not be sustained.  A shareholder in all likelihood, therefore, will not be able to resell his or her securities should he or she desire to do so when eligible for public resales. Furthermore, it is unlikely that a lending institution will accept our securities as pledged collateral for loans unless a regular trading market develops.

Penny Stock Considerations

Our shares will be "penny stocks", as that term is generally defined in the Securities Exchange Act of 1934 to mean equity securities with a price of less than $5.00.  Thus, our shares will be subject to rules that impose sales practice and disclosure requirements on broker-dealers who engage in certain transactions involving a penny stock.

Under the penny stock regulations, a broker-dealer selling a penny stock to anyone other than an established customer must make a special suitability determination regarding the purchaser and must receive the purchaser's written consent to the transaction prior to the sale, unless the broker-dealer is otherwise exempt.

In addition, under the penny stock regulations, the broker-dealer is required to:

•
Deliver, prior to any transaction involving a penny stock, a disclosure schedule prepared by the Securities and Exchange Commission relating to the penny stock market, unless the broker-dealer or the transaction is otherwise exempt;

•	Disclose commissions payable to the broker-dealer and our registered representatives and current bid and offer quotations for the securities;

•
Send monthly statements disclosing recent price information pertaining to the penny stock held in a customer's account, the account's value, and information regarding the limited market in penny stocks; and

•
Make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction, prior to conducting any penny stock transaction in the customer's account.

Because of these regulations, broker-dealers may encounter difficulties in their attempt to sell shares of our Common Stock, which may affect the ability of selling shareholders or other holders to sell their shares in the secondary market, and have the effect of reducing the level of trading activity in the secondary market.  These additional sales practice and disclosure requirements could impede the sale of our securities, if our securities become publicly traded.  In addition, the liquidity for our securities may be decreased, with a corresponding decrease in the price of our securities.  Our shares in all probability will be subject to such penny stock rules and our shareholders will, in all likelihood, find it difficult to sell their securities.

OTC Bulletin Board Qualification for Quotation

To have our shares of Common Stock on the OTC Bulletin Board, a market maker must file an application on our behalf in order to make a market for our Common Stock.  We have engaged in preliminary discussions with a FINRA Market Maker to file our application on Form 211 with FINRA, but as of the date of this Prospectus, no filing has been made.  Based upon our counsel's prior experience, we anticipate that after this registration statement is declared effective, it will take approximately 2 - 8 weeks for FINRA to issue a trading symbol and allow sales of our Common Stock under Rule 144.

Sales of our Common Stock under Rule 144

There are 895,667 shares of our common stock held by non-affiliates and 34,090,000 shares held by affiliates Rule 144 of the Securities Act of 1933 defines as restricted securities.

All 895,667 of our shares held by non-affiliates and 100,000 shares held by affiliates are being registered in this offering.  All shares being registered hereunder are available for resale as of the date of effectiveness of this registration statement  Of the shares not being registered hereunder, all the restricted securities held by affiliates, subject to the limitations on amounts and manner of sale in Rule 144, could be available for sale in a public market, if developed, beginning 90 days after the date of this prospectus. The availability for sale of substantial amounts of common stock under Rule 144 could reduce prevailing market prices for our securities.

Holders

As of the date of this registration statement, we had 32 shareholders of record of our Common Stock.

Dividends

Although we made distributions to owners when we were an S Corporation in 2008 and 2009, since our conversion to a C Corporation in January 2009, we have not paid any, and we presently anticipate that all earnings, if any, will be retained for development of our business.   Any decisions as to future payments of dividends will depend on our earnings and financial position and such other facts, as the Board of Directors deems relevant.

Reports to Shareholders

As a result of this offering as required under Section 15(d) of the Securities Exchange Act of 1934, we will file periodic reports with the Securities and Exchange Commission through December 31, 2009, including a Form 10-K for the year ended December 31, 2009, assuming this registration statement is declared effective before that date.  At or prior to December 31, 2009, we intend voluntarily to file a registration statement on Form 8-A which will subject us to all of the reporting requirements of the 1934 Act. This will require us to file quarterly and annual reports with the SEC and will also subject us to the proxy rules of the SEC. In addition, our officers, directors and 10% stockholders will be required to submit reports to the SEC on their stock ownership and stock trading activity.  We are not required under Section 12(g) or otherwise to become a mandatory 1934 Act filer unless we have more than 500 shareholders and total assets of more than $10 million on December 31, 2009.  If we do not file a registration statement on Form 8-A at or prior to December 31, 2009, we will continue as a voluntary reporting company and will not be subject to the proxy statement or other information requirements of the 1934 Act, our securities can no longer be quoted on the OTC Bulletin Board, and our officers, directors and 10% stockholders will not be required to submit reports to the SEC on their stock ownership and stock trading activity.

Where You Can Find Additional Information

We have filed with the Securities and Exchange Commission a registration statement on Form S-1.  For further information about us and the shares of common stock to be sold in the offering, please refer to the registration statement and the exhibits and schedules thereto. The registration statement and exhibits may be inspected, without charge, and copies may be obtained at prescribed rates, at the SEC's Public Reference Room at 100 F St., N.E., Washington, D.C. 20549.  The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.  The registration statement and other information filed with the SEC are also available at the web site maintained by the SEC at http://www.sec.gov.

EXECUTIVE COMPENSATION

Summary Compensation Table

The table below summarizes all compensation awarded to, earned by, or paid to our Principal Executive Officer, our most highly compensated executive officers other than our CEO who occupied such position at the end of our latest fiscal year, by us, or by any third party where the purpose of a transaction was to furnish compensation, for all services rendered in all capacities to us for the latest fiscal years ended December 31, 2008 and 2007.

Name	Title	Year	Salary	Bonus	Stock awards	Option awards	Non equity Incen- tive plan com- pen- sation	Non qualified deferred compensa- tion	All other Compensation		Total
Michael Rosenberger	President	2008	$43,691	0	0	0	0	0	$472,264	[1]	$515,955
		2007	$47,300	0	0	0	0	0	$180,451	[2]	$227,751

James R. Shaw	Vice President	2008	0	0	0	0	0	0	0		0

[1]  Includes Distributions of $390,239 and other compensation of  $82,025  (Personal AMEX bills paid by the company.  The Company has adopted a written policy to no longer reimburse personal AMEX bills.)
[2] Distributions

Summary Equity Awards Table

The following table sets forth certain information for our executive officers concerning unexercised options, stock that has not vested, and equity incentive plan awards as of December 31, 2008.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number Of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Michael Rosenberger	0	0	0	0	0	0	0	0	0
James R. Shaw	0	0	0	0	0	0	0	0	0

Narrative disclosure to summary compensation and option tables

We have no employment or compensation agreements with management.

Prior to January 1, 2009, we were a Subchapter S corporation.  As such, Mr. Rosenberger received profit distributions during fiscal years 2007 and 2008.  During the period of fiscal years 2007 and 2008, there was no written policy regarding compensation, expense reimbursements and profit distributions.  Beginning with the effective date of the change in corporate status, we ceased to issue payments to Mr. Rosenberger in the form of profit distributions and expenses.  It is our policy to compensate Mr. Rosenberger as an employee or contractor.At no time during the last fiscal year with respect to any person listed in the Table above was there:

•
any outstanding option or other equity-based award repriced or otherwise materially modified (such as by extension of exercise periods, the change of vesting or forfeiture conditions, the change or elimination of applicable performance criteria, or the change of the bases upon which returns are determined;

•	any waiver or modification of any specified performance target, goal or condition to payout with respect to any amount included in non-stock incentive plan compensation or payouts;
•	any option or equity grant;
•	any non-equity incentive plan award made to a named executive officer;

•	any nonqualified deferred compensation plans including nonqualified defined contribution plans; or
•	any payment for any item to be included under All Other Compensation (column (i)) in the Summary Compensation Table.

Board of Directors

Director Compensation

Name	Fees earned or paid in cash ($)	Stock awards ($)	Option awards ($)	Non-equity incentive plan compensation ($)	Nonqualified deferred compensation earnings ($)	All other compensation ($)	Total ($)
Michael Rosenberger	0	0	0	0	0	0	0
James R. Shaw

Narrative to Director Compensation Table

We have no compensation arrangements (such as fees for retainer, committee service, service as chairman of the board or a committee, and meeting attendance) with directors.

No director has a different compensation arrangement.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of American Restaurant Concepts, Inc.
Jacksonville, Florida

We have audited the accompanying balance sheet of American Restaurant Concepts, Inc. (the “Company”) as of December 28, 2008 and December 30, 2007 and the related  statements of operations, cash flows, and stockholders’ equity for each of the two years in the period ended December 28, 2008. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 28, 2008 and December 30, 2007, and the results of its operations and its cash flows for each of the years in the period ended December 28, 2008, in conformity with accounting principles generally accepted in the United States of America.

W. T. Uniack & Co., CPAs, P.C.

Alpharetta, Georgia
August 31, 2009

FINANCIAL STATEMENTS

AMERICAN RESTAURANT CONCEPTS, INC.
 BALANCE SHEETS
 DECEMBER 28, 2008 AND DECEMBER 30, 2007

	2008	2007

ASSETS

Cash	$90,372	$75,561
Accounts receivable, net	43,275	25,374
Advances - Related parties, net	-	56,760
Total current assets	$133,647	$157,695

Property and equipment, net of accumulated depreciation of $4,674	-	-

Other assets - Related parties (Note 5)	138,733	138,733
Total Assets	$272,380	$296,428

LIABILITIES AND STOCKHOLDERS' DEFICIT

Accounts payable and accrued expenses	12,500	6,938
Due to related parties, net	4,865	-
Deferred revenue (Note 8)	400,000	-
Note payable (Note 7)	5,000	-
Bank note payable (Note 7)	-	88,782
Total current liabilities	422,365	95,720

Notes payable - long-term	-	239,610
Total liabilities	422,365	335,330

Commitments and contingencies (Note 2)

STOCKHOLDERS' DEFICIT

Common stock, Par value $0.01, 100,000,000 shares authorized, 34,000,000 shares issued and outstanding	1	1
Additional paid in capital	13,083	13,083
Accumulated deficit	(163,069)	(51,986)
Total stockholders' deficit	(149,985)	(38,902)

Total liabilities and stockholders' deficit	$272,380	$296,428

AMERICAN RESTAURANT CONCEPTS, INC.
 STATEMENTS OF OPERATIONS
 FOR THE YEARS ENDED DECEMBER 29, 2008 AND DECEMBER 30, 2007

	2008	2007

Revenue	$712,461	$613,004

Expenses

Professional fees	$28,252	$43,106
Salaries and wages	134,657	115,071
Commissions	90,433	-
Advertising	45,726	40,267
Depreciation and amortization	-	5,900
General and administrative	115,327	196,998
	414,395	401,342
Income from operations	298,066	211,662

Interest expense	(18,910)	(33,923)
Gain on sale of fixed assets	-	56,760

Net income	$279,156	$234,499

Net income per common share - basic and fully diluted	$0.01	$0.01

Weighted average number of common shares outstanding - basic and fully diluted	34,000,000	34,000,000

Proforma tax and earnings per share (Note 6)

Pre-tax income	279,156	234,499

Proforma income tax expense	106,358	89,344

Proforma net income	$172,798	$145,155

Proforma net income per common share - basic and fully diluted	$0.01	$-

Weighted average number of common shares outstanding - basic and fully diluted	34,000,000	34,000,000

AMERICAN RESTAURANT CONCEPTS, INC.
 STATEMENT OF STOCKHOLDERS' DEFICIT
 FOR THE YEARS ENDED DECEMBER 28, 2008 AND DECEMBER 30, 2007

			ADDITIONAL
	COMMON STOCK		PAID IN	ACCUMULATED
	SHARES	AMOUNT	CAPITAL	DEFICIT	TOTAL

Balance as of January 1, 2007	34,000,000	$1	$13,083	$(106,034)	$(92,950)

Distributions to Stockholder				(180,451)	(180,451)
Net income				234,499	234,499

Balance as of December 30, 2007	34,000,000	1	13,083	(51,986)	(38,902)

Distributions to Stockholder				(390,239)	(390,239)
Net income				279,156	279,156

Balance as of December 28, 2008	34,000,000	$1	$13,083	$(163,069)	$(149,985)

AMERICAN RESTAURANT CONCEPTS, INC.
 STATEMENTS OF CASH FLOWS
 FOR THE YEARS ENDED DECEMBER 28, 2008 AND DECEMBER 30, 2007

	2008	2007

Cash flows from operating activities

Net income	$279,156	$234,499
Less gain on sale of fixed assets		$(56,760)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	-	5,900
Increase (decrease) in operating assets and liabilites:
Deferred revenue	400,000	-
Accounts receivable	(17,901)	68,709
Accounts payable and accrued liabilities	(261,205)	(24,883)

Net cash provided by operating activities	400,050	227,465

Cash flows from investing activities

Sale of fixed assets, net	-	104,213

Net cash provided by investing activities	-	104,213

Cash flows from financing activities

Repayments of notes payable	-	(113,559)
Proceeds from note payable	5,000	-
Dividend distributions	(390,239)	(180,451)

Net cash used in financing activities	(385,239)	(294,010)

Net increase in cash	14,811	37,668

Cash - beginning of year	75,561	37,893
Cash - end of year	$90,372	$75,561

AMERICAN RESTAURANT CONCEPTS, INC.
NOTES TO FINANCIAL STATEMENTS
FISCAL YEARS ENDED DECEMBER 29, 2008 AND DECEMBER 30, 2007

NOTE 1 - Nature of Business and Summary of Significant Accounting Policies

(a) Nature of Business
The Company was organized for the purpose of operating Dick’s Wings and Grill restaurants, as well as selling Dick’s Wings and Grill restaurant franchises.  In exchange for the initial and continuing franchise fees received, the Company gives franchisees the right to use the name Dick’s Wings and Grill.

At December 29, 2008, and December 30, 2007, the Company had 21 and 20 franchised restaurants, respectively.

(b) Fiscal Year
 We operate on a 52 or 53-week fiscal year ending on the last Sunday in December. The fiscal year will allow direct year to year comparisons of the future financial statements.

(c) Restaurant Sales Concentration
As of December 29, 2008, the Company had 18 franchised restaurants in the state of Florida and 3 in the state of Georgia. The restaurants in Florida aggregated 90% and 84% of the Company’s total franchise network sales in fiscal 2008, and 2007. The Company is subject to adverse trends and economic conditions in the state of Florida.

(d) Cash and Cash Equivalents
Cash and cash equivalents include highly liquid investments with original maturities of three months or less.

(e) Accounts Receivable
Accounts receivable – consists primarily of royalty receivables from the Company’s franchisees. In addition, accounts receivable may include contractually-determined receivables for leasehold improvements, credit cards, vendor rebates, and purchased interest on investments.

(f) Property and Equipment
Property and equipment are recorded at cost. Leasehold improvements include the cost of improvements funded by landlord incentives or allowances and during the build-out period leasehold improvements are amortized using the straight-line method over the lesser of the term of the lease, without consideration of renewal options, or the estimated useful lives of the assets, which typically range from five to ten years. Furniture and equipment are depreciated using the straight-line method over the estimated useful lives of the assets, which range from two to eight years. Maintenance and repairs are expensed as incurred. Upon retirement or disposal of assets, the cost and accumulated depreciation are eliminated from the respective accounts and the related gains or losses are credited or charged to earnings.

(h) Revenue Recognition
Franchise agreements have terms ranging from ten to twenty years. These agreements also convey multiple extension terms of five or ten years, depending on contract terms and if certain conditions are met. The Company provides the use of the Dick’s Wings and Grill trademarks, system, training, pre-opening assistance, and restaurant operating assistance in exchange for area development fees, franchise fees, and royalties of 5% of a restaurant’s sales.

Franchise fee revenue from individual franchise sales is recognized upon signing of the franchise agreement prior to performance of all material obligations and initial services by the Company which support opening of new franchised locations. Area development fees are dependent based on the number of restaurants in the territory, as are the Company’s obligations under the area development agreement. Consequently, as obligations are met, area development fees are recognized proportionally with expenses incurred with the opening of each new restaurant and any royalty-free periods. Royalties are accrued as earned and are calculated each period based on restaurant sales.

All sales taxes are presented on a net basis and are excluded from revenue.

(i) Franchise Operations
The Company enters into franchise agreements with unrelated third parties to build and operate restaurants using the Dick’s Wings and Grill brand within a defined geographical area. The Company believes that franchising is an effective and efficient means to expand the Dick’s Wings and Grill brand. The franchisee is required to operate their restaurants in compliance with their franchise agreement that includes adherence to operating and quality control procedures established by the Company. The Company does not provide loans, leases, or guarantees to the franchisee or the franchisee’s employees and vendors. If a franchisee becomes financially distressed, the Company does not provide any financial assistance. If financial distress leads to a franchisee’s noncompliance with the franchise agreement and the Company elects to terminate the franchise agreement, the Company has the right but not the obligation to acquire the assets of the franchisee at fair value as determined by an independent appraiser. The Company receives a 5% royalty of gross sales as defined in the franchise agreement and in most cases, allowances directly from the franchisees’ vendors that generally are less than 0.5% of the franchisees’ gross sales. The Company has financial exposure for the collection of the royalty payments. Franchisees generally remit franchise payments weekly for the prior week’s sales, which substantially minimizes the Company’s financial exposure. Historically, the Company has experienced insignificant write-offs of franchisee royalties. Franchise and area development fees are paid upon the signing of the related agreements.

(j) Preopening Costs
Costs associated with the opening of any new Company-owned restaurants were amortized over a five year period—see note 6.

(k) Payments Received from Vendors
Vendor allowances include allowances and other funds received from vendors. Certain of these funds are determined based on various quantitative contract terms. The Company also receives vendor allowances from certain manufacturers and distributors calculated based upon purchases made by franchisees. Franchisee purchase allowances are recorded as Other Income.  Amounts that represent a reimbursement of costs incurred, such as advertising, are recorded as a reduction of the related expense. Amounts that represent a reduction of inventory purchase costs are recorded as a reduction of inventoriable costs.

(l) National Advertising Fund
The Company has a system-wide marketing and advertising fund. Company-owned and franchised restaurants are required to remit a designated portion of sales, to a separate advertising fund that is used for marketing and advertising efforts throughout the system. In 2007, that amount was 1%. Certain payments received from various vendors are deposited into the National Advertising Fund. These funds are used for development and implementation of system-wide initiatives and programs.

(m) Earnings Per Common Share
Basic earnings per common share is computed by dividing the net earnings available to common stockholders by the weighted average number of common shares outstanding during the period.

(n) Significant Recent Accounting Pronouncements:

Business Combinations

In December 2007, the FASB issued FASB Statement No. 141(R), “Business Combinations,” which amends SFAS No. 141, and provides revised guidance for recognizing and measuring identifiable assets and goodwill acquired, liabilities assumed, and any noncontrolling interest in the acquiree. It also provides disclosure requirements to enable users of the financial statements to evaluate the nature and financial effects of the business combination. SFAS No. 141(R) is effective for the Company’s fiscal year beginning January 1, 2009 and is to be applied prospectively. The Company has evaluated the potential impact of adopting this statement on the Company’s financial position, results of operations and cash flows and believes that no application  is necessary.

Accounting for Convertible Debt Instruments

In September 2007, the FASB published Proposed FSP No. APB 14-a, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion.” The proposed FSP applies to convertible debt instruments that, by their stated terms, may be settled in cash (or other assets) upon conversion, including partial cash settlement, unless the embedded conversion option is required to be separately accounted for as a derivative under SFAS 133. Convertible debt instruments within the scope of the proposed FSP are not addressed by the existing APB 14. The proposed FSP would require that the liability and equity components of convertible debt instruments within the scope of the proposed FSP shall be separately accounted for in a manner that reflects the entity’s nonconvertible debt borrowing rate. This will require an allocation of the convertible debt proceeds between the liability component and the embedded conversion option (i.e., the equity component). The difference between the principal amount of the debt and the amount of the proceeds allocated to the liability component would be reported as a debt discount and subsequently amortized to earnings over the instrument’s expected life using the effective interest method. The Company has evaluated the potential impact of adopting this statement on the Company’s financial position, results of operations and cash flows and believes that no application is necessary.

Accounting for Income Tax Benefits of Dividends on Share-Based Payment Awards

In June 2007, the EITF reached consensus on Issue No. 06-11, “Accounting for Income Tax Benefits of Dividends on Share-Based Payment Awards.” EITF Issue No. 06-11 requires that the tax benefit related to dividend and dividend equivalents paid on equity-classifed nonvested shares and nonvested share units, which are expected to vest, be recorded as an increase to additional paid-in capital. EITF Issue No. 06-11 is to be applied prospectively for tax benefits on dividends declared in the Company’s fiscal year beginning January 1, 2008. The Company has evaluated the potential impact of adopting this statement on the Company’s financial position, results of operations and cash flows and believes that no application is necessary.

Fair Value Accounting

In February 2007, the FASB issued FASB Statement No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (“FAS 159”). FAS 159 permits entities to choose to measure many financial instruments and certain other items at fair value, with the objective of improving financial reporting by mitigating volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. The provisions of FAS 159 are effective for the Company’s fiscal year beginning January 1, 2008. The Company does not expect the adoption of FAS 159 to have a material impact on the Company’s financial results.

In September 2006, the FASB issued FASB Statement No. 157, “Fair Value Measurements” (“FAS 157”). FAS 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. The provisions of FAS 157 are effective for the Company’s fiscal year beginning January 1, 2008. The Company does not expect the adoption of FAS 157 to have a material impact on the Company’s financial results.

NOTE 2 - Commitments & Contingencies

The Company leases its corporate offices under an operating lease.  The lease is effective through March 31, 2011.  The future lease obligations for the corporate office are as follows:

2009	$1,324 per month	$15,888 per year
2010	$1,364 per month	$16,368 per year
2011	$1,404 per month	$16,848 per year

During the fourth quarter of 2008, the Company entered into a Master License Agreement with a company, the Master Licensee, that gives the Master Licensee the exclusive licensing rights for the state of Florida.  The term of the Agreement is for ten years and includes a non-refundable fee of $400,000.  For each franchise sold by the master licensee, the franchise fee of $35,000 will be allocated as a reduction of the aforementioned amount until it is paid in full.  For all existing store franchisees, the Master Licensee and the company will split all royalty fees on a 60 to 40 % basis.  For all new locations sold by the Master Licensee, there will be an 80 to 20% split for royalty fees due.

 NOTE 3 - Stockholders’ Equity

The Company currently has one class of Common Stock authorized, issued and outstanding—Class A. Common Stock.  Par value is $.01/share. The Company does not currently have any outstanding stock options, restricted stock, warrants, or employee stock purchase plans.

NOTE 4 - Related Party Transactions

The intellectual property, trademarks, services marks, registered logos, etc., including “Dick’s Wings”, “Dick’s Wings & Grill”, and “Dick’s Wings Express”, are held by an affiliated company, Moose River Management, Inc., which is wholly owned by the CEO of American Restaurant Concepts, Inc.

The Company issued one share of its common stock to Crescent Hill Capital Corporation, a corporation partially owned by an officer of the Company, in January 2009 for the purpose of terminating our status as an S Corporation.  The Company received no cash consideration in connection with this transaction.

NOTE 5 – Disposition of Waycross-company owned store

In 2007 the company sold to a related party all the net assets of its store located in Waycross, Georgia for $75,000.  The Company recognized a gain on sale of fixed assets of $56,760.

NOTE 6 – Income taxes

American Restaurant Concepts Inc. is organized as a Subchapter S corporation within the state of Florida.  As such, there is normally no entity level tax for federal income purposes with any income and or loss flowing to each shareholder based upon the shareholder’s percentage of stock ownership.

In January, 2009, we converted from a Subchapter S corporation to a C corporation.
The proforma effective tax rate varies from the maximum federal statutory rate as a result of the following items for the years ended December 29, 2008 and December 30, 2007:

	December 29, 2009	December 30, 2008

Tax computed at the maximum federal statutory rate	34.0%	34.0%

State tax rate, net of federal tax benefit	4.1	4.1

Increase in valuation allowance	-	-

Effective income tax rate	38.1%	38.1%

NOTE 7 - Notes Payable

In 2008, $328,392 of indebtedness was transferred to our majority stockholder inconsideration of repayment of certain advances made to the majority stockholder.   The value of the debt assumed equaled the net asset value of the assets relieved.

During the fourth quarter the Company raised $5,000 and issued a promissory demand note at an interest rate of 7.5%.  The proceeds are to be used by the Company to defray costs associated for a planned direct public offering.

NOTE 8 - Master Franchise Agreement

During the fourth quarter 2008, the Company entered into a master franchise agreement covering the state of Florida.  The agreement provided for an up front payment of $400,000 at signing.  The Company recorded the receipt of cash as deferred revenue.  Revenue will be recognized as franchises are sold in the Florida.

NOTE 9 - Subsequent Events (Unaudited)

During the period January 12, 2009 to May 27, 2009, the Company raised $153,700 from seventeen investors.  It is planned that the amount raised will result in 608,667 shares issued.  578,000 of the shares were sold at $0.25 per share and 30,667 of the shares were sold at $0.30 per share.  The securities were offered pursuant to SEC Regulation D and have been issued to only accredited or sophisticated investors.  In addition, during the period January 15, 2009 to June 14, 2009, the Company issued 377,000 shares for paralegal, business plan development, office support/secretarial/business development and branding, securities legal and operational support to thirteen individuals.  The Company valued theses shares at $103,750 based on the value of services rendered.

Subsequent to the end of the year the Company terminated its S-corporation status.  Therefore the Company has C corporate status for federal income tax reporting beginning on January 1, 2009.

On July 7, 2009, the Company effected a forward split of its common stock of 340,000 shares for one share.

AMERICAN RESTAURANT CONCEPTS, INC.
 BALANCE SHEETS
 SEPTEMBER 27, 2009 AND DECEMBER 28, 2008

	September 27,	December 28,
	2009	2008
	(Unaudited)

ASSETS

Cash	$163,119	$90,372
Accounts receivable, net	48,037	43,275
Total current assets	$211,156	$133,647

Property and equipment, net of accumulated depreciation of $4,674	-	-

Other assets - Related parties (Note 5)	33,081	138,733
Total Assets	$244,237	$272,380

LIABILITIES AND STOCKHOLDERS' DEFICIT

Accounts payable and accrued expenses	204,868	12,500
Due to related parties, net	-	4,865
Deferred revenue (Note 8)	340,000	400,000
Note payable (Note 7)	5,000	5,000
Total liabilities	549,868	422,365

Commitments and contingencies (Note 2)

STOCKHOLDERS' DEFICIT

Common stock, Par value $0.01, 100,000,000 shares authorized, 34,000,000 shares issued and outstanding	1	1
Common stock to be issued	153,700	-
Additional paid in capital	13,083	13,083
Accumulated deficit	(472,415)	(163,069)
Total stockholders' deficit	(305,631)	(149,985)

Total liabilities and stockholders' deficit	$244,237	$272,380

AMERICAN RESTAURANT CONCEPTS, INC.
 STATEMENTS OF OPERATIONS
 FOR THE NINE MONTHS ENDED SEPTEMBER 27, 2009 AND SEPTEMBER 28, 2008

	2009	2008
	(Unaudited)	(Unaudited)

Revenue	$472,600	$570,496

Expenses

Professional fees	$210,421	$23,052
Salaries and wages	192,378	114,985
Stock-based compensation	103,750	-
Commissions	73,330	-
Advertising	48,251	32,520
General and administrative	59,507	75,518
	687,637	246,075

Income (loss) from operations	(215,037)	324,421

Interest expense	-	(18,910)

Net Income (loss)	$(215,037)	$305,511

Net income (loss) per common share - basic and fully diluted	$(0.01)	$0.01

Weighted average number of common shares outstanding - basic and fully diluted	34,000,000	34,000,000

AMERICAN RESTAURANT CONCEPTS, INC.
 STATEMENTS OF OPERATIONS
 FOR THE THREE MONTHS ENDED SEPTEMBER 27, 2009 AND SEPTEMBER 28, 2008

	2009	2008
	(Unaudited)	(Unaudited)

Revenue	$133,661	$221,190

Expenses

Professional fees	$8,330	$10,260
Salaries and wages	26,049	59,713
Advertising	12,600	21,336
General and administrative	39,066	38,034
	86,045	129,343

Income (loss) from operations	47,616	91,847

Interest expense	-	(4,896)

Income before income taxes	$47,616	$86,951

Income tax expense	18,142	33,128

Net income	$29,474	$53,823

Net income (loss) per common share - basic and fully diluted	$-	$-

Weighted average number of common shares outstanding - basic and fully diluted	34,000,000	34,000,000

AMERICAN RESTAURANT CONCEPTS, INC.
 STATEMENT OF STOCKHOLDERS' DEFICIT
 FOR THE NINE MONTHS ENDED SEPTEMBER 27, 2009
 (UNAUDITED)

			COMMON	ADDITIONAL
	COMMON STOCK		STOCK	PAID IN	ACCUMULATED
	SHARES	AMOUNT	TO BE ISSUED	CAPITAL	DEFICIT	TOTAL

Balance as of January 1, 2009	34,000,000	$1	$-	$13,083	$(163,069)	$(149,985)

Proceeds from offering			153,700			153,700
Distributions to Stockholder					(94,309)	(94,309)
Net loss					(215,037)	(215,037)

Balance as of September 27, 2009	34,000,000	1	$153,700	13,083	(472,415)	(305,631)

AMERICAN RESTAURANT CONCEPTS, INC.
 STATEMENTS OF CASH FLOWS
 FOR THE NINE MONTHS ENDED SEPTEMBER 27, 2009 AND SEPTEMBER 28, 2008

	2009	2008
	(Unaudited)	(Unaudited)

Cash flows from operating activities

Net (loss) income	$(215,037)	$305,511
Adjustments to reconcile net loss to net cash used in operating activities:
Increase (decrease) in operating assets and liabilites:
Deferred revenue	(60,000)	-
Accounts receivable	(4,762)	(21,515)
Current liabilities	187,503	(286,580)

Net cash (used in) provided by operating activities	(92,296)	(2,584)

Cash flows from financing activities

Proceeds from stock subscriptions	153,700	-
Repayments of related party receivables	105,652
Dividend distributions	(94,309)	(64,950)

Net cash provided by financing activities	165,043	(64,950)

Net increase in cash	72,747	(67,534)

Cash - beginning of year	90,372	75,561
Cash - end of year	$163,119	$8,027

AMERICAN RESTAURANT CONCEPTS, INC.
NOTES TO FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 27, 2009 AND
 SEPTEMBER 28, 2008
(UNAUDITED)

NOTE 1 - Nature of Business and Summary of Significant Accounting Policies

(a) Nature of Business
The Company was organized for the purpose of operating Dick’s Wings and Grill restaurants, as well as selling Dick’s Wings and Grill restaurant franchises.  In exchange for the initial and continuing franchise fees received, the Company gives franchisees the right to use the name Dick’s Wings and Grill.

At September 27, 2009, the Company had 21 and 20 franchised restaurants, respectively.

(b) Fiscal Year
 We operate on a 52 or 53-week fiscal year ending on the last Sunday in December. The fiscal year will allow direct year to year comparisons of the future financial statements.

(c) Restaurant Sales Concentration
As of September 27, 2009, the Company had 18 franchised restaurants in the state of Florida and 3 in the state of Georgia. The restaurants in Florida aggregated 90% and 84% of the Company’s total franchise network sales in fiscal 2008, and 2007. The Company is subject to adverse trends and economic conditions in the state of Florida.

(d) Cash and Cash Equivalents
Cash and cash equivalents include highly liquid investments with original maturities of three months or less.

(e) Accounts Receivable
Accounts receivable – consists primarily of royalty receivables from the Company’s franchisees. In addition, accounts receivable may include contractually-determined receivables for leasehold improvements, credit cards, vendor rebates, and purchased interest on investments.

(f) Property and Equipment
Property and equipment are recorded at cost. Leasehold improvements include the cost of improvements funded by landlord incentives or allowances and during the build-out period leasehold improvements are amortized using the straight-line method over the lesser of the term of the lease, without consideration of renewal options, or the estimated useful lives of the assets, which typically range from five to ten years. Furniture and equipment are depreciated using the straight-line method over the estimated useful lives of the assets, which range from two to eight years. Maintenance and repairs are expensed as incurred. Upon retirement or disposal of assets, the cost and accumulated depreciation are eliminated from the respective accounts and the related gains or losses are credited or charged to earnings.

(h) Revenue Recognition
Franchise agreements have terms ranging from ten to twenty years. These agreements also convey multiple extension terms of five or ten years, depending on contract terms and if certain conditions are met. The Company provides the use of the Dick’s Wings and Grill trademarks, system, training, pre-opening assistance, and restaurant operating assistance in exchange for area development fees, franchise fees, and royalties of 5% of a restaurant’s sales.

Franchise fee revenue from individual franchise sales is recognized upon performance of all material obligations and initial services by the Company which support opening of new franchised locations. Area development fees are dependent based on the number of restaurants in the territory, as are the Company’s obligations under the area development agreement. Consequently, as obligations are met, area development fees are recognized proportionally with expenses incurred with the opening of each new restaurant and any royalty-free periods. Royalties are accrued as earned and are calculated each period based on restaurant sales.

All sales taxes are presented on a net basis and are excluded from revenue.

(i) Franchise Operations
The Company enters into franchise agreements with unrelated third parties to build and operate restaurants using the Dick’s Wings and Grill brand within a defined geographical area. The Company believes that franchising is an effective and efficient means to expand the Dick’s Wings and Grill brand. The franchisee is required to operate their restaurants in compliance with their franchise agreement that includes adherence to operating and quality control procedures established by the Company. The Company does not provide loans, leases, or guarantees to the franchisee or the franchisee’s employees and vendors. If a franchisee becomes financially distressed, the Company does not provide any financial assistance. If financial distress leads to a franchisee’s noncompliance with the franchise agreement and the Company elects to terminate the franchise agreement, the Company has the right but not the obligation to acquire the assets of the franchisee at fair value as determined by an independent appraiser. The Company receives a 5% royalty of gross sales as defined in the franchise agreement and in most cases, allowances directly from the franchisees’ vendors that generally are less than 0.5% of the franchisees’ gross sales. The Company has financial exposure for the collection of the royalty payments. Franchisees generally remit franchise payments weekly for the prior week’s sales, which substantially minimizes the Company’s financial exposure. Historically, the Company has experienced insignificant write-offs of franchisee royalties. Franchise and area development fees are paid upon the signing of the related agreements.

(j) Preopening Costs
Costs associated with the opening of any new Company-owned restaurants were amortized over a five year period—see note 6.

(k) Payments Received from Vendors
Vendor allowances include allowances and other funds received from vendors. Certain of these funds are determined based on various quantitative contract terms. The Company also receives vendor allowances from certain manufacturers and distributors calculated based upon purchases made by franchisees. Franchisee purchase allowances are recorded as Other Income.  Amounts that represent a reimbursement of costs incurred, such as advertising, are recorded as a reduction of the related expense. Amounts that represent a reduction of inventory purchase costs are recorded as a reduction of inventoriable costs.

(l) National Advertising Fund
The Company has a system-wide marketing and advertising fund. Company-owned and franchised restaurants are required to remit a designated portion of sales, to a separate advertising fund that is used for marketing and advertising efforts throughout the system. In 2007, that amount was 1%. Certain payments received from various vendors are deposited into the National Advertising Fund. These funds are used for development and implementation of system-wide initiatives and programs.

(m) Earnings Per Common Share
Basic earnings per common share is computed by dividing the net earnings available to common stockholders by the weighted average number of common shares outstanding during the period.

(n) Significant Recent Accounting Pronouncements:

Business Combinations

In December 2007, the FASB issued FASB Statement No. 141(R), “Business Combinations,” which amends SFAS No. 141, and provides revised guidance for recognizing and measuring identifiable assets and goodwill acquired, liabilities assumed, and any noncontrolling interest in the acquiree. It also provides disclosure requirements to enable users of the financial statements to evaluate the nature and financial effects of the business combination. SFAS No. 141(R) is effective for the Company’s fiscal year beginning January 1, 2009 and is to be applied prospectively. The Company has evaluated the potential impact of adopting this statement on the Company’s financial position, results of operations and cash flows and believes that no application  is necessary.

Accounting for Convertible Debt Instruments

In September 2007, the FASB published Proposed FSP No. APB 14-a, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion.” The proposed FSP applies to convertible debt instruments that, by their stated terms, may be settled in cash (or other assets) upon conversion, including partial cash settlement, unless the embedded conversion option is required to be separately accounted for as a derivative under SFAS 133. Convertible debt instruments within the scope of the proposed FSP are not addressed by the existing APB 14. The proposed FSP would require that the liability and equity components of convertible debt instruments within the scope of the proposed FSP shall be separately accounted for in a manner that reflects the entity’s nonconvertible debt borrowing rate. This will require an allocation of the convertible debt proceeds between the liability component and the embedded conversion option (i.e., the equity component). The difference between the principal amount of the debt and the amount of the proceeds allocated to the liability component would be reported as a debt discount and subsequently amortized to earnings over the instrument’s expected life using the effective interest method. The Company has evaluated the potential impact of adopting this statement on the Company’s financial position, results of operations and cash flows and believes that no application is necessary.

Accounting for Income Tax Benefits of Dividends on Share-Based Payment Awards

In June 2007, the EITF reached consensus on Issue No. 06-11, “Accounting for Income Tax Benefits of Dividends on Share-Based Payment Awards.” EITF Issue No. 06-11 requires that the tax benefit related to dividend and dividend equivalents paid on equity-classifed nonvested shares and nonvested share units, which are expected to vest, be recorded as an increase to additional paid-in capital. EITF Issue No. 06-11 is to be applied prospectively for tax benefits on dividends declared in the Company’s fiscal year beginning January 1, 2008. The Company has evaluated the potential impact of adopting this statement on the Company’s financial position, results of operations and cash flows and believes that no application is necessary.

Fair Value Accounting

In February 2007, the FASB issued FASB Statement No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (“FAS 159”). FAS 159 permits entities to choose to measure many financial instruments and certain other items at fair value, with the objective of improving financial reporting by mitigating volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. The provisions of FAS 159 are effective for the Company’s fiscal year beginning January 1, 2008. The Company does not expect the adoption of FAS 159 to have a material impact on the Company’s financial results.

In September 2006, the FASB issued FASB Statement No. 157, “Fair Value Measurements” (“FAS 157”). FAS 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. The provisions of FAS 157 are effective for the Company’s fiscal year beginning January 1, 2008. The Company does not expect the adoption of FAS 157 to have a material impact on the Company’s financial results.

NOTE 2 - Commitments & Contingencies
The Company leases its corporate offices under an operating lease.  The lease is effective through March 31, 2011.  The future lease obligations for the corporate office are as follows:

2009	$1,324 per month	$15,888 per year
2010	$1,364 per month	$16,368 per year
2011	$1,404 per month	$16,848 per year

During the fourth quarter of 2008, the Company entered into a Master License Agreement with a company, the Master Licensee, that gives the Master Licensee the exclusive licensing rights for the state of Florida.  The term of the Agreement is for ten years and includes a non-refundable fee of $400,000.  For each franchise sold by the master licensee, the franchise fee of $35,000 will be allocated as a reduction of the aforementioned amount until it is paid in full.  For all existing store franchisees, the Master Licensee and the company will split all royalty fees on a 60 to 40 % basis.  For all new locations sold by the Master Licensee, there will be an 80 to 20% split for royalty fees due.

NOTE 3 - Stockholders’ Equity
The Company currently has one class of Common Stock authorized, issued and outstanding—Class A. Common Stock.  Par value is $.01/share. The Company does not currently have any outstanding stock options, restricted stock, warrants, or employee stock purchase plans.

During the period January 12, 2009 to May 27, 2009, the Company raised $153,700 from seventeen investors.  It is planned that the amount raised will result in 608,667 shares issued.  578,000 of the shares were sold at $0.25 per share and 30,667 of the shares were sold at $0.30 per share.  The securities were offered pursuant to SEC Regulation D and have been issued to only accredited or sophisticated investors.  In addition, during the period January 15, 2009 to June 14, 2009, the Company issued 377,000 shares for paralegal, business plan development, office support/secretarial/business development and branding, securities legal and operational support to thirteen individuals.  The Company valued theses shares at $103,750 based on the value of services rendered.

On July 7, 2009, the Company effected a forward split of its common stock of 340,000 shares for one share.

NOTE 4 - Related Party Transactions

The intellectual property, trademarks, services marks, registered logos, etc., including “Dick’s Wings”, “Dick’s Wings & Grill”, and “Dick’s Wings Express”, are held by an affiliated company, Moose River Management, Inc., which is wholly owned by the CEO of American Restaurant Concepts, Inc.

The Company issued one share of its common stock to Crescent Hill Capital Corporation, a corporation partially owned by an officer of the Company, in January 2009 for the purpose of terminating our status as an S Corporation.  The Company received no cash consideration in connection with this transaction.

NOTE 5 – Disposition of Waycross-company owned store

In 2007 the company sold to a related party all the net assets of its store located in Waycross, Georgia for $75,000.  The Company recognized a gain on sale of fixed assets of $56,760.

NOTE 6 – Income taxes

In January, 2009, we converted from a Subchapter S corporation to a C corporation.
The effective tax rate varies from the maximum federal statutory rate as a result of the following items for the nine months ended September 27, 2008 and September 28, 2007:

	September 27, 2009	September 28, 2008

Tax benefit computed at the maximum federal statutory rate	(34.0)%	(34.0)%

State tax rate, net of federal tax benefit	(4.1)	(4.1)

Increase in valuation allowance	38.1	38.1

Effective income tax rate	0.0%	0.0%

Deferred income tax assets and the related valuation allowances result principally from the potential tax benefits of net operating loss carryforwards.

The Company has recorded a valuation allowance to reflect the uncertainty of the ultimate utilization of the deferred tax assets as follows:

	September 27, 2008	September 28, 2007

Deferred tax assets	$81,929	$—

Less valuation allowance	(81,929)	—

Net deferred tax assets	$—	$—

NOTE 7 - Notes Payable

In 2008, $328,392 of indebtedness was transferred to our majority stockholder inconsideration of repayment of certain advances made to the majority stockholder.   The value of the debt assumed equaled the net asset value of the assets relieved.

During the fourth quarter the Company raised $5,000 and issued a promissory demand note at an interest rate of 7.5%.  The proceeds are to be used by the Company to defray costs associated for a planned direct public offering.

NOTE 8 - Master Franchise Agreement

During the fourth quarter 2008, the Company entered into a master franchise agreement covering the state of Florida.  The agreement provided for an up front payment of $400,000 at signing.  The Company recorded the receipt of cash as deferred revenue.  Revenue will be recognized as franchises are sold in the Florida. During the nine months ended September 27, 2009, two franchises were sold in the state of Florida.  As a result, the Company recognized $60,000 as franchise revenue.

PROSPECTUS
AMERICAN RESTAURANT CONCEPTS, INC.

Dated _____________, 2009

Selling shareholders are offering up to 955,667  shares of common stock.  The selling shareholders will offer their shares at $.25 per share until our shares are quoted on the OTC Bulletin Board or Pick Sheet Exchange and thereafter at prevailing market prices or privately negotiated prices.

Our common stock is not now listed on any national securities exchange, the NASDAQ stock market or the OTC Bulletin Board.

Dealer Prospectus Delivery Obligation

Until _________ (90 days from the date of this prospectus) all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Part II-INFORMATION NOT REQUIRED IN PROSPECTUS

INDEMNIFICATION OF OFFICERS AND DIRECTORS

Pursuant to Section 607.0850 of the Florida Statutes, the Registrant has the power to indemnify any person made a party to any lawsuit by reason of being a director or officer of the Registrant, or serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Our By-laws provide that the Registrant shall indemnify its directors and officers to the fullest extent permitted by Florida law.

With regard to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of the Systems Corporation in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such case.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table is an itemization of all expenses, without consideration to future contingencies, incurred or expected to be incurred by us in connection with the issuance and distribution of the securities being offered by this prospectus. Items marked with an asterisk (*) represent estimated expenses. We have agreed to pay all the costs and expenses of this offering. Selling security holders will pay no offering expenses.

ITEM	AMOUNT

SEC Registration Fee*	$35
Legal Fees and Expenses	36,000
Accounting Fees and Expenses*	36,000
Miscellaneous	28,000

Total*	$100,000

* Estimated Figure

RECENT SALES OF UNREGISTERED SECURITIES

We issued one share of stock to a corporation in January 2009 for the purpose of terminating our status as an S Corporation.

During the period January 12, 2009 to May 27, 2009, the Company raised $153,700 from seventeen investors.  It is planned that the amount raised will result in 608,667 shares issued.  578,000 of the shares were sold at $0.25 per share and 30,667 of the shares were sold at $0.30 per share.  The securities were offered pursuant to SEC Regulation D and have been issued to only accredited or sophisticated investors.  In addition, during the period January 15, 2009 to June 14, 2009, the Company issued 377,000 shares for paralegal, business plan development, office support/secretarial/business development and branding, securities legal and operational support to thirteen individuals.  The Company valued theses shares at $103,750 based on the value of services rendered.

We relied upon Section 4(2) of the Securities Act of 1933, as amended for the above issuances to US citizens or residents.

We believed that Section 4(2) of the Securities Act of 1933 was available because:

•	None of these issuances involved underwriters, underwriting discounts or commissions.
•	Restrictive legends were and will be placed on all certificates issued as described above.
•	The distribution did not involve general solicitation or advertising.
•	The distributions were made only to investors who were sophisticated enough to evaluate the risks of the investment.

In connection with the above transactions, although some of the investors may have also been accredited, we provided the following to all investors:

•	Access to all our books and records.
•	Access to all material contracts and documents relating to our operations.
•	The opportunity to obtain any additional information, to the extent we possessed such information, necessary to verify the accuracy of the information to which the investors were given access.

Prospective investors were invited to review at our offices at any reasonable hour, after reasonable advance notice, any materials available to us concerning our business. Prospective Investors were also invited to visit our offices.

EXHIBITS

Item 3

1	Articles of Incorporation of American Restaurant Concepts, Inc.
2	Amendment to Articles of Incorporation
3	Bylaws of American Restaurant Concepts, Inc.

Item 4

1	Form of common stock Certificate of the American Restaurant Concepts, Inc.(1)

Item 5

1	Legal Opinion of Williams Law Group, P.A.

Item 10

1.	Form of Franchise Agreement
2.	License from Dick’s Restaurant USA, Inc.
3.	Master License Agreement with DWG Partners

Item 23

1	Consent of W.T. Uniack & Co., CPAs P.C. *
2	Consent of Williams Law Group, P.A. (included in Exhibit 5.1)

* Filed herewith

All other Exhibits called for by Rule 601 of Regulation SK are not applicable to this filing.

(1) Information pertaining to our common stock is contained in our Articles of Incorporation and Bylaws.

UNDERTAKINGS
The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

iii.
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

2.
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.
That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

5.  That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:  Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of the corporation in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such case.

SIGNATURES

 Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Jacksonville, State of Florida on October 22, 2009.

American Restaurant Concepts, Inc.

BY:	Date	Signature
Michael Rosenberger, President	October 22, 2009.	s/ Michael Rosenberger

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

SIGNATURE	NAME	TITLE	DATE
/s/ Michael Rosenberger	Michael Rosenberger	Principal Executive Officer, Principal Financial Officer, Principal Accounting Officer, President, Director	October 22, 2009.
/s/ James R. Shaw	James R. Shaw	Vice President/Director	October 22, 2009.